Exhibit 10.28

STANDARD COMMERCIAL LEASE

ARTICLE 1.00 BASIC LEASE TERMS

1.01. Parties. This lease agreement (“Lease”) is entered into by and between the following Landlord and Tenant, effective on the date last executed below (“Effective Date”):

OMC Investment Venture, a Tennessee general partnership (“Landlord”).

Oxford Immunotec, Inc., a Delaware corporation (“Tenant”).

1.02. Leased Premises. In consideration of the rents, terms, provisions and covenants of this Lease, Landlord hereby leases, lets and demises to the Tenant the following described premises (“Leased Premises”):

Land comprising approximately 3.182 acres and all improvements thereon, including a building containing approximately 34,560 square feet, located at 5846 Distribution Drive, Memphis, Tennessee 38141, as generally depicted on the site plan attached hereto as Exhibit A, for the Term specified herein, all upon and subject to the terms and conditions set forth herein.

Tenant acknowledges that the square footage of the Leased Premises is as set forth above.

1.03. Term. The term (the “Term”) of this Lease shall commence on October 24, 2011 (the “Commencement Date”) and terminate on December 31, 2016 (the “Termination Date”). Any occupancy of the Leased Premises by Tenant prior to the Commencement Date shall be subject to all obligations of Tenant under this Lease.

1.04. Base Rent and Security Deposit.

a) Base Rent per month for the Leased Premises shall be as follows but subject to adjustment in accordance with Section 6.01:

Commencement Date through December 31, 2011	$0.00
January 1, 2012 through December 31, 2012	$6,000.00
January 1, 2013 through December 31, 2013	$7,250.00
January 1, 2014 through December 31, 2016	$12,140.00

b) The Security Deposit to be deposited by Tenant shall be: $ 12,140.00

1.05. Addresses.

Landlord:	Tenant:

Mailing Address: P.O. Box 17847 Memphis, TN 38187-0847 Physical Address: 1755 Kirby Parkway Suite 320 Memphis, TN 38120	Mailing and Physical Address: 2 Mount Royal Suite 100 Marlborough, MA 01752

1.06. Permitted Use. Tenant shall use the Leased Premises for clinical testing laboratory, general office, storage and other related purposes.

ARTICLE 2.00 RENT

2.01. Base Rent. Tenant agrees to pay monthly as Base Rent during the Term without notice, demand, deduction, counter-claim, set-off, or abatement (except as other expressly provided in Sections 7.01, 7.02, 8.01 and 8.02 of this Lease), the sum of money set forth in Section 1.04 of this Lease. Tenant shall pay one monthly installment of Base Rent on the date of execution of this Lease by Tenant for the Base Rent for January 2012 and a like monthly installment shall be due and must be paid on or before the first day of each calendar month thereafter, commencing February 1, 2012. No payment by Tenant or receipt by Landlord of a lesser amount than the amount of Base Rent due will be deemed to be other than on account of the earliest past due installment of Base Rent required to be paid hereunder. Tenant agrees that no endorsement or statement on any check or in any letter accompanying any check or payment of Base Rent constitutes an accord and satisfaction and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of Base Rent then due or to pursue any remedy available under this Lease, at law or in equity.

2.02. Security.

i. Security Deposit. Tenant shall deliver the Security Deposit to Landlord on the date of execution of the Lease by Tenant. The Security Deposit will be held by Landlord without liability for interest and as security for the performance of Tenant’s covenants and obligations under this Lease, it being expressly understood that it is not an advance payment of Base Rent, Taxes and Insurance (as defined in Section 2.04), or a measure of Landlord’s damage upon an Event of Default (as defined in Section 11.01). Landlord may commingle the Security Deposit with its other funds. Upon the occurrence of any Event of Default (as defined in Section 11.01), Landlord may, from time to time, without prejudice to any other remedy, use the Security Deposit, to the extent necessary, to make good any arrears of Base Rent, Taxes and Insurance, or pay any expense or liability incurred by Landlord as a result of the Event of Default. Provided Tenant delivers the Leased Premises to Landlord as required herein upon expiration or earlier termination of this Lease, Landlord shall return any remaining balance of the Security Deposit to Tenant within forty-five (45) days following such expiration or termination of this Lease. If any portion of the Security Deposit is so used or applied, Tenant shall upon twenty (20) days written notice from Landlord, deposit with Landlord by cash or cashier’s check an amount sufficient to restore the Security Deposit to its original amount. If Landlord transfers its interest in the Leased Premises during the Term, Landlord shall assign the Security Deposit to the transferee and, upon assumption of Landlord’s obligations hereunder, have no further liability for the return of, or any matter relating to, such Security Deposit.

ii. Letter of Credit. As additional security for the performance of its obligations under the Lease, within ten (10) days after the Effective Date, Tenant shall deliver to Landlord an irrevocable, unconditional, transferable, standby letter of credit issued in favor of Landlord, as beneficiary, and issued for Tenant, as account party in the amount of Three Hundred Fifty-eight Thousand, Six Hundred & xx/100 Dollars ($358,600.00), in substantially the form attached hereto as Schedule I (the “Letter of Credit”).

(i) Requirements of the Letter of Credit. The Letter of Credit shall be, among other things:

(1) In form and content satisfactory to Landlord in its reasonable discretion,

(2) Issued by a United States commercial bank satisfactory to Landlord and that is a member of the New York Clearing House Association,

(3) Subject to the International Standby Practices 1998, International Chamber of Commerce Publication No. 590,

(4) Conditioned for payment solely upon presentation of the Letter of Credit and a sight draft, and

(5) Transferable one or more times by Landlord without the consent of Tenant if Landlord’s interest in the Premises is sold or otherwise transferred and the obligations of Landlord under this Lease assumed in writing by such transferee.

(ii) Permitted Reductions in Letter of Credit. Provided no uncured Event of Default exists on each the following dates (“Default Compliance Date”), the Letter of Credit shall be reduced to the following amounts effective the following January 1 (“LOC Reduction Date”):

Default Compliance Date	Reduced Letter of Credit Amount	LOC Reduction Date
November 30, 2012	$286,600.00	January 1, 2013
November 30, 2013	$199,600.00	January 1, 2014
November 30, 2014	$53,900.00	January 1, 2015

Notwithstanding the foregoing, in the event Landlord has delivered written notice to Tenant of an event that will constitute an Event of Default if not timely cured in accordance with Section 11.01 of this Lease, and Tenant has not cured such event on or before fifteen (15) days prior to any LOC Reduction Date, Landlord may draw the LOC without any further notice to Tenant.

(iii) Expiration/Replacement of Letter of Credit. The original Letter of Credit shall not expire earlier than December 31, 2012. If Tenant does not deliver an amendment to or substitute for the Letter of Credit extending the expiration of the letter of credit for an additional twelve (12) months on or before December 1, 2012, December 1, 2013 and December 1, 2014, respectively, such failure shall be deemed an Event of Default, and Landlord shall provide written notice to Tenant of such Event of Default. If Tenant fails to deliver an amendment to or substitution of the Letter of Credit within ten (10) days of the date of such notice, Landlord shall have the right to draw the full amount of the existing Letter of Credit and hold such amount as additional Security Deposit as set forth in Section 2.02, until receipt of a replacement Letter of Credit consistent with the requirements of this Section 2.02. So long as no Event of Default exists at November 30, 2015, the Letter of Credit may expire on December 31, 2015.

(iv) Draws against Letter of Credit.

(1) Landlord may only draw the Letter of Credit and use, apply, or retain the proceeds thereof to the same extent that Landlord may use, apply or retain the Security Deposit, as set forth in Section 2.02.

2.03. Additional Rent. For purposes of this Lease, Additional Rent shall include Taxes and Insurance and all other amounts due Landlord from Tenant pursuant to the terms of this Lease.

2.04. Taxes and Insurance. Tenant agrees to pay without notice, demand, counter-claim, deduction, set-off or abatement of any kind all real property taxes and installments of special assessments (including dues and assessments by means of deed restrictions and/or owners associations) lawfully levied or assessed against the Leased Premises, and any and all insurance required herein or as Landlord deems reasonably necessary (specifically including fire and casualty, commercial general liability and rent loss [a/k/a business income] insurance) (collectively “Taxes and Insurance”). Landlord shall invoice Tenant monthly (in advance) for Taxes and Insurance commencing on the Commencement Date and such billings will be based upon Landlord’s estimate of Taxes and Insurance for the current calendar year, provided, that in the event Landlord is required under a mortgage, deed of trust, underlying lease or loan agreement covering the Leased Premises to escrow Taxes and Insurance, Landlord may but will not be obligated, to use the amount required to be escrowed as a basis for its estimate. To the extent the Commencement Date or Termination Date of the Lease is not on the first day of the calendar year or last day of the calendar year respectively, Tenant’s liability for Taxes and Insurance is subject to a pro rata adjustment based on the number of days of any such year during which the Term is in effect. Landlord shall contest or appeal any value assessment rendered by applicable taxing authorities that is deemed to be in excess of fair market value or the value of comparable properties and if such efforts result in a reduction of the real property taxes for any period during the Term, Landlord shall refund Tenant the amount of such reduction less the fees of the Landlord’s third party property tax consultants for obtaining such reduction. In no event shall Tenant be liable for any income or franchise taxes imposed upon Landlord unless such taxes are in substitution of the taxes set forth above.

2.05. Intentionally omitted.

2.06. Intentionally omitted.

2.07. Reconciliation. Within one hundred twenty (120) days of the close of each calendar year, Landlord shall provide Tenant an accounting showing in reasonable detail all computations of Taxes and Insurance due under Section 2.04. If the accounting shows that the total of the monthly payments made by Tenant exceeds the amount of Taxes and Insurance due by Tenant, such amount will be credited against the next required payment of Taxes and Insurance. If the accounting shows that the total of the monthly payments made by Tenant is less than the amount due by Tenant, such accounting will be accompanied by an invoice for the additional amount. If this Lease terminates on a day other than the last day of a calendar year, the amount of any Taxes and Insurance payable by Tenant applicable to the year in which such termination occurs will be prorated on the ratio that the number of days from the commencement of the calendar year to and including the Termination Date bears to 365.

2.08. Late Payment Charge. Other remedies for nonpayment of Base Rent and Additional Rent notwithstanding, if the monthly Base Rent, Taxes and Insurance, and other payments are not in Landlord’s possession on or before the tenth (10th) day of the month for which such amounts are due, or if payment of any other Additional Rent payments due Landlord by Tenant is not received by Landlord on or before the tenth (10th) day of the month next following the month in which Tenant was invoiced, such amount shall bear interest at the lesser of (i) the highest lawful rate per annum or (ii) the rate of one and one-half percent (1 1/2%) per month until paid. In lieu of interest on past due amounts, Landlord may charge a late fee equal to 5% of the amount past due to cover the extra expense involved in collecting past due amounts. In addition, (i) Landlord is entitled to charge one-hundred dollars ($100.00) for each check or payment which is not honored by Tenant’s bank, said charge to be in addition to any other amounts owed under this Lease, and (ii) if any Base Rent or Additional Rent payments are late two or more times in any calendar year, Landlord may require all future payments be made by certified bank check.

2.09. Holding Over. If Tenant does not vacate the Leased Premises upon the expiration or termination of this Lease, such holding over shall constitute, and be construed as, a tenancy at will at a daily rental equal to one-thirtieth (1/30th of an amount equal to, in addition to Additional Rent, one and one-half (1 1/2) times the Base Rent being paid by Tenant immediately prior to the expiration or termination of the Lease, and all other terms and provisions of this Lease shall apply during such holdover period (with the exclusion of any expansion or renewal options). During such holdover period, Tenant agrees to vacate and deliver the Leased Premises to Landlord within thirty (30) days of Tenant’s receipt of notice from Landlord to vacate. Landlord may give such notice pursuant to the notice provisions of Section 14.07 herein or by e-mail or facsimile transmission. Tenant agrees to pay the rental payable during the holdover period to Landlord on demand. No holding over by Tenant, whether with or without the consent of Landlord and notwithstanding receipt by Tenant of an invoice from Landlord for holdover rent, will operate to extend the Term. Additionally, Tenant shall pay to Landlord all damages sustained by Landlord as a result of such holding over by Tenant without Landlord’s consent. For purposes hereof, Tenant shall considered to have vacated the Leased Premises only at such time as it has delivered the Leased Premises to Landlord in the condition required by Section 5.05.

ARTICLE 3.00 OCCUPANCY AND USE

3.01. Use. The Leased Premises shall be used and occupied only for the purpose set forth in Section 1.06. Tenant shall occupy the Leased Premises, conduct its business and control its agents, employees, invitees and visitors in such a manner as is lawful, reputable, will not create a nuisance or affect the structural integrity, or design capabilities of the Leased Premises. Tenant shall not conduct any auction, liquidation or going out of business sale. Outside storage is prohibited unless approved by Landlord. Tenant shall neither permit any waste on the Leased Premises nor allow the Leased Premises to be used in any way which would, in the opinion of the Landlord, be extra hazardous on account of fire or which would in any way increase or render void the fire insurance on the Leased Premises. If at any time during the Term the State Board of Insurance or other insurance authority disallows any of Landlord’s sprinkler credits or imposes an additional penalty or surcharge in Landlord’s insurance premiums solely because of Tenant’s original or subsequent placement or use of storage racks or bins, method of storage or nature of Tenant’s inventory or any other act of Tenant, Tenant agrees to pay as Additional Rent the directly associated increase in Landlord’s insurance premiums. Notwithstanding anything set forth in this Section 3.01, in no way does Landlord warrant or represent, either expressly or impliedly, that Tenant’s use of the Leased Premises is in accordance with applicable codes or ordinances of the municipality within which the Leased Premises is located.

3.02. Signs. No sign (which shall include balloons, flags, pennants, banners, etc.) of any type or description visible from outside the Leased Premises may he erected, placed or painted on or about the Leased Premises by Tenant, except those signs submitted to Landlord in writing and approved by Landlord in writing, and which signs are in conformance with all Legal Requirements (the “Permitted Signs”). Such permitted signs shall be installed at Tenant’s sole cost and expense and must be removed by Tenant upon expiration or termination of the Lease. Any damage from such removal shall be repaired at Tenant’s sole cost and expense.

3.03. Compliance with Laws, Rules and Regulations. Tenant, at Tenant’s sole cost and expense, shall comply with all laws, ordinances, orders, rules and regulations now in effect or enacted subsequent to the date hereof (“Legal Requirements”) of state, federal, municipal or other agencies or bodies having jurisdiction over Tenant or the Tenant’s occupancy of the Leased Premises. Tenant shall comply with the rules and regulations of the Leased Premises adopted by Landlord which are set forth on Schedule H attached to this Lease (“Rules and Regulations”). Landlord is entitled, at all times, to change and amend the Rules and Regulations in any reasonable manner as Landlord deems advisable for the safety, care, cleanliness, preservation of good order and operation or use of the Leased Premises. All such changes and amendments to the Rules and Regulations must be in writing and sent to Tenant at the Leased Premises and must thereafter be carried out and observed by Tenant.

3.04. Warranty of Possession and Covenant of Quiet Enjoyment. Landlord warrants that it has the right and authority to execute this Lease, and Tenant, upon compliance with the terms, conditions, covenants and agreements contained in this Lease, will be entitled to possession of the Leased Premises during the Term as well as any extension or renewal thereof. Landlord shall warrant and defend Tenant in the quiet enjoyment and possession of the Leased Premises during the Term, provided, Landlord is not responsible for the acts of any third-party not under Landlord’s control.

3.05. Inspection. Landlord or its authorized agents may, at any and all reasonable times with reasonable advance notice (except in the event of an emergency, when notice is not required), enter the Leased Premises to inspect the same, conduct tests, environmental audits or other procedures to determine Tenant’s compliance with the terms hereof; to supply any other service to be provided by Landlord; to show the Leased Premises to prospective purchasers, mortgagees or within the last six (6) months of the Term, prospective tenants; to alter, improve or repair the Leased Premises or for any other purpose Landlord deems necessary. Landlord shall use its commercially reasonable efforts to minimize any interruption or disturbance to Tenant’s use or occupancy of the Leased Premises. Tenant shall not change Landlord’s lock system or in any other manner prohibit Landlord from entering the Leased Premises. Landlord is entitled to use any and all means which Landlord may deem proper to open any door in an emergency. During the final one hundred eighty (180) days of the Term, Landlord or its authorized agents have the right to erect or maintain on or about the Leased Premises customary signs advertising the Leased Premises for lease, provided such does not materially interfere with Tenant’s use or occupancy of the Leased Premises.

Landlord acknowledges that Tenant may from time to time possess and keep in the Leased Premises individually identifiable health information relating to the Tenant’s clients or their patients (“Protected Health Information” or “PHI”) which is a necessary part of Tenant’s use of the Leased Premises. If Landlord should enter onto the Leased Premises, it may come in contact with such PHI, and if so, then Landlord shall not use or disclose any PHI. Further, Landlord agrees that it shall (i) hold the PHI confidentially and not use or disclose the PHI, and (ii) to notify Tenant immediately of any instances of which it becomes aware in which the confidentiality of the PHI is breached.

3.06. Hazardous, Biological & Medical Waste

(a) Hazardous Waste. The term “Hazardous Substances,” as used in this Lease means pollutants, contaminants, toxic or hazardous wastes, or any other substances, the presence or use of which is regulated, restricted or prohibited by any “Environmental Law,” which term means any federal, state or local law, ordinance or other statute of a governmental or quasi-governmental authority relating to pollution or protection of the environment. Tenant hereby agrees that (i) no activity will be conducted on the Leased Premises that will produce any Hazardous Substance, except for such activities that are part of the ordinary course of Tenant’s business activities and of which Landlord has been notified in writing (the “Permitted Activities”), provided said Permitted Activities are conducted in accordance with all Environmental Laws; Tenant shall obtain all required permits and pay all fees and provide any testing required by any governmental agency; (ii) the Leased Premises will not be used by Tenant, its agents, employees, contractors, invitees or licensees (each and collectively a “Tenant Party”) in any manner for the storage of any Hazardous Substances except for the temporary storage of such materials that are used in the ordinary course of Tenant’s business and of which

Landlord has been notified in writing (the “Permitted Materials”), provided such Permitted Materials are properly stored in a manner and location meeting all Environmental Laws; Tenant shall obtain any required permits and pay any fees and provide any testing required by any governmental agency; (iii) no portion of the Leased Premises will be used by Tenant (or any Tenant Party) as a landfill or a dump; (iv) Tenant will not install any underground or above ground tanks of any type; (v) Tenant will not allow any surface or subsurface conditions to exist or come into existence that constitute, or with the passage of time may constitute a public or private nuisance; (vi) Tenant will not permit any Hazardous Substances to be brought onto the Leased Premises, except for the Permitted Materials, and if so brought or found located thereon, the same must be immediately removed, with proper disposal, and all required cleanup procedures must be diligently undertaken pursuant to all Environmental Laws.

Landlord or Landlord’s representative have the right but not the obligation to enter the Leased Premises for the Purpose of inspection to ensure compliance with all Environmental Laws. Should Landlord determine, in Landlord’s opinion, that any Hazardous Substances, including Permitted Materials, are being improperly stored, used, or disposed of, or any Permitted Activities are being improperly conducted, then Tenant shall immediately take such corrective action as required by Landlord. Should Tenant fail to take such corrective action within twenty-four (24) hours, Landlord is entitled to perform such work and Tenant shall promptly reimburse Landlord for any and all costs associated with said work. If at any time during or after the Term, the Leased Premises are found to be so contaminated or subject to said conditions, and said conditions did not exist on the Commencement Date, Tenant shall diligently institute proper and thorough cleanup procedures at Tenant’s sole cost. Before taking any action to comply with Environmental Laws or to clean up Hazardous Substances contaminating the Leased Premises, Tenant shall submit to Landlord a plan of action, including all plans and documents required by any Environmental Law to be submitted to a governmental authority (collectively a “plan of action”). Such plan of action must be implemented by a licensed environmental contractor. Before Tenant begins the actions necessary to comply with Environmental Laws or to clean up contamination from Hazardous Substances, Landlord must (1) approve the nature, scope and timing of the plan of action, and (2) approve any and all covenants and agreements to affect the plan of action.

(b) Landlord’s Obligations.

(i) Landlord represents and warrants that to its knowledge, without independent investigation, on the Commencement Date the Leased Premises will be in compliance with all Environmental Laws. Landlord shall be solely responsible, at Landlord’s cost, for removing or otherwise remediating all Hazardous Substances existing on the Commencement Date within the Leased Premises in violation of Environmental Laws, and in full compliance with all Environmental Laws.

(ii) If Tenant incurs any costs, fees, and/or expenses, in connection with removal of Hazardous Substances existing within the Leased Premises on the Commencement Date in violation of Environmental Laws, Landlord shall pay such costs, fees and/or expenses within thirty (30) days of a written request from Tenant, along with documentation of all costs, fees and/or expenses incurred by Tenant. Furthermore, Landlord shall indemnify, protect, defend and hold Tenant harmless from and against any and all costs, fees, and/or expenses in any way related to the removal of Hazardous Substances existing within the Leased Premises on the Commencement Date in violation of Environmental Laws. If any action or proceeding is brought against Tenant by reason of the existence of Hazardous Substances within the Leased Premises on the Commencement Date in violation of Environmental Laws, Landlord, upon written notice from Tenant, shall defend the same at Landlord’s expense by counsel reasonably satisfactory to Tenant.

(c) Biological and Medical Waste Contaminants and Materials.

(iii) Tenant represents and warrants that it shall handle and dispose of all blood, urine, fecal, tissues and other biological and medical waste, contaminants and materials (collectively, the “Biohazardous Substances”) in a manner that is in accordance with all federal, state and local laws and ordinances 41:1 regulations (collectively, the “Biohazardous Regulations”). Tenant hereby agrees to save, indemnify, defend and hold Landlord harmless from any and all claims, actions, causes of actions and losses, including attorneys’ and consultants’ fees and expenses, resulting from the release or threatened release of any Biohazardous Substances on or about the Leased Premises, which occurs while Tenant is occupying the Leased Premises, or from Tenant’s failure to strictly abide by the Biohazardous Regulations. This warranty, representation and indemnification shall survive the expiration or other termination of this Lease.

(iv) Prior to the expiration of this Lease or within thirty (30) days after a termination of this Lease or within thirty (30) days after Tenant ceases to occupy the Lease Premises, Tenant shall cause the entire Leased Premises to be decontaminated in accordance with all Biohazardous Regulations and shall bear all costs and expenses related to such decontamination. Within thirty (30) days after the decontamination is completed, Tenant shall furnish Landlord written evidence from a nationally recognized third party biohazardous testing firm that the Leased Premises have been completely decontaminated of all Biohazardous Substances in accordance with all Biohazardous Regulations. Failure to timely furnish such third party written evidence to Landlord as specified herein or if the furnished evidence is not reasonably satisfactory to Landlord shall constitute an Event of Default and Landlord, in addition to any other remedies provided for in this Lease, may take such other action as is lawful, including, but not limited to, having the entire Leased Premises decontaminated in accordance with all Biohazardous Regulations, and Tenant shall reimburse Landlord for the total cost thereof plus any additional costs of Landlord as a result of enforcing this provision, including, but not limited to attorneys’ fees and expenses. Tenant’s obligation in this regard shall constitute an independent obligation to indemnify Landlord and such indemnity obligations shall survive the expiration or other termination of this Lease.

(v) Tenant represents and warrants that it has not been previously cited for any environmental or biohazardous violations by any applicable governmental agency.

3.07. Parking, Road Use and Improvements by Landlord. Tenant is granted the license and right to use, for the benefit of Tenant, its employees, customers, invitees and licensees, 1) the parking areas on an unassigned, unreserved and exclusive basis, and 2) the roadways, in each case subject to reasonable regulation by Landlord. No parking is permitted on any common drive areas by Tenant or any of Tenant’s employees, customers, invitees or licensees. No driving or parking of any vehicles on non-paved areas is permitted. With respect to the parking and parking lots serving the Leased Premises, Landlord (i) shall not) block or restrict the parking available to the Tenant, (ii) shall make such parking and parking lot available for Tenant’s use at all times during this Lease, and (iii) shall not change or reconfigure the parking or parking lots. LANDLORD WILL HAVE NO LIABILITY TO TENANT, ITS EMPLOYEES, AGENTS OR INVITEES FOR ANY CLAIMS OR LIABILITIES ARISING FROM SUCH PARTIES’ USE OF THE PARKING AREAS AND TENANT WILL INDEMNIFY AND HOLD LANDLORD HARMLESS AGAINST ALL SUCH CLAIMS AND LIABILITIES UNLESS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD.

3.08. Permits. Tenant shall, at its sole cost, be responsible for all permits with respect to the operation of its business and use and occupancy of the Leased Premises by Tenant and will provide copies of such permits from time to time upon the written request of Landlord.

ARTICLE 4.00 UTILITIES AND SERVICE

4.01. Services. Landlord shall provide at its sole cost and expense on the Commencement Date (a) water and sewer service connections to the Leased Premises, (b) electricity service connections to the electrical box mounted on the outside of the Leased Premises, and (c) telephone service connections to the telephone box adjacent to the Leased Premises (the “Essential Building Services”). The Essential Building Services shall be provided by the applicable utility providers in manner, quantity and quality equal to utility services provided to buildings of comparable size, use and location. Tenant shall arrange for connection to such services and pay directly to the appropriate supplier all cost of utility services to the Leased Premises, including, but not limited to, security deposits, initial connection charges, taxes, penalties, surcharges or the like, all charges for gas, electricity, telephone, water, sprinkler monitoring devices, sanitary and storm sewer service, and security systems. Tenant shall pay all costs caused by Tenant introducing excessive pollutants or solids other than ordinary human waste into the sanitary sewer system, including permits, fees and charges levied by any governmental subdivision for any such pollutants or solids. Tenant shall be responsible for the installation and maintenance of any dilution tanks, holding tanks, settling tanks, sewer sampling devices, sand traps, grease traps or similar devices as may be required by any governmental subdivision for Tenant’s use of the sanitary sewer system. Except as set forth herein, Landlord shall not be required to pay for any utility services, supplies’ or upkeep in connection with the Leased Premises.

Tenant agrees that Landlord shall not be liable to Tenant in any respect for damages to either person, property or business on account of any interruption or failure of utility services. No such interruption or failure may be construed as an eviction of Tenant or entitle Tenant to (i) any abatement of rent unless the interruption or failure of utilities is the result of the gross negligence or willful misconduct of Landlord or any Landlord Party, (ii) terminate the Lease, or (iii) be relieved from fulfilling any covenant or agreement contained herein. Should any malfunction of the improvements or facilities to the Leased Premises (which by definition do not include any improvements or facilities of Tenant above standard improvements for the Leased Premises) occur for any reason, Landlord shall use reasonable diligence to see that such malfunction is corrected promptly.

4.02. Telecommunications. Tenant, at its sole cost, may order and use telephone and other wired telecommunications services in accordance with rules and regulations adopted by Landlord from time to time, but Tenant must obtain Landlord’s prior written consent to Tenant’s use of services of a telephone or telecommunications service provider who is not then providing service to the Leased Premises. Unless Landlord otherwise requests or consents in writing, Tenant’s telecommunications equipment must be located in the Leased Premises. Landlord has no obligation to maintain Tenant’s telecommunications equipment, wiring, or other infrastructure, and if any such service is interrupted, curtailed, or discontinued, Landlord will have no obligation or liability to Tenant. Landlord shall not build or erect any structure on or about the Leased Premises which may or interfere with such telecommunications equipment.

(a) Landlord, upon reasonable prior notice to Tenant, will be entitled to interrupt or turn off telecommunications facilities for any emergency, to repair the Leased Premises. Landlord shall use commercially reasonable efforts to make any such repairs during non-business hours, minimizing the interruption to Tenant.

(b) Upon expiration or termination of this Lease, Tenant, at its sole cost, will remove all telecommunications equipment and other facilities for telecommunications transmittal (including wiring) installed in the Leased Premises for Tenant’s use.

4.03. Security Service. Tenant acknowledges and agrees that Landlord is not providing any security services with respect to the Leased Premises and that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Leased Premises or any other breach of security with respect to the Leased Premises, unless caused by the gross negligence or willful misconduct of Landlord, or its agents, employees, contractors, invitees or licenses (each and collectively, a “Landlord Party”). Tenant shall, at all times, secure the Leased Premises to prevent unlawful or uninvited entry thereon.

ARTICLE 5.00 REPAIRS AND MAINTENANCE

5.01. Existing Conditions. Tenant accepts the Leased Premises as of the date hereof, subject to all recorded matters, laws, ordinances, and governmental rules, regulations and orders. Tenant acknowledges that except as set forth in Section 14.20, neither Landlord nor any agent of Landlord has made any warranty or representation of any kind, either express or implied as to the condition of the Leased Premises or the suitability of the Leased Premises for Tenant’s intended use. Tenant’s execution of Landlord’s Standard Tenant Acceptance of Premises form will be conclusive evidence that Tenant accepts the Leased Premises, that the Leased Premises have been completed in accordance with Section 6.01 and were in good and satisfactory condition at the time such possession was so taken. Prior to taking occupancy of the Leased Premises, Tenant shall sign a copy of the space plan of the Leased Premises acknowledging its condition on the date thereof (unless Landlord waives such requirement) and execute Landlord’s Standard Tenant Acceptance of Premises form accepting such condition.

5.02. Landlord Repairs and Maintenance. Landlord is not required to maintain or make any repairs or replacements of any kind or character to the Leased Premises during the Term except as are set forth in this Section 5.02. Landlord shall maintain in good repair and condition, except for reasonable wear and tear, only the structural components of the roof, foundation, surfaces and structural soundness of exterior walls (excluding windows, window glass, plate glass, doors, store fronts, uninsured losses and damages caused by Tenant or any third party). Landlord’s costs of maintaining the items set forth in this section are not subject to the Additional Rent provisions in Section 2.03. Tenant is not entitled to any abatement or reduction of rent by reason of any maintenance, repairs, replacement or alterations made by Landlord under this Lease, unless Tenant is unable to conduct its business within the Leased Premises as a result of the gross negligence or willful misconduct of Landlord, or any Landlord Party, while performing its obligations under this Section 5.02.

5.03. Tenant Repairs and Maintenance. Tenant shall, at its sole cost and expense, maintain, repair and replace all other parts of the Leased Premises in good repair and condition (reasonable wear and tear excepted), including, but not limited to windows, window glass, plate glass, doors, store fronts, floor covering, interior walls, partitions and finish work, interior side of structural walls, water closets, kitchens, interior plumbing, electrical systems, heating, ventilating and air-conditioning systems, down spouts, fire sprinkler system, dock bumpers, levelers, lights, truck and rail doors, pest control and extermination and trash pick-up and removal, lawn and landscaping, the landscaping irrigation system and the common areas (i.e. parking lot and sidewalks). Tenant shall repair and pay for any damage caused by any act or omission of Tenant or Tenant Party. Repairs and replacements shall be done in a good and workmanlike manner and in accordance with all Legal Requirements. If Tenant fails to maintain, repair or replace as required herein, Landlord may, at its option, perform on Tenant’s behalf and charge the cost of such performance to Tenant as Additional Rent which is due and payable by Tenant within thirty (30) days from receipt of Landlord’s invoice with accompanying description of services. Costs under this section are the total responsibility of Tenant.

Notwithstanding the foregoing, provided Tenant complies with Section 5.06 below, Landlord shall reimburse Tenant for (i) 100% of the cost of any repairs to or replacement of the HVAC, plumbing or electrical systems through March 31, 2012. Tenant shall notify Landlord in writing of the need for such repairs or replacement no less than ten (10) days prior to such repairs or replacements being made to allow Landlord to confirm that such repairs or replacements are necessary. Reimbursement required hereunder shall be made within fifteen (15) days of receipt of the vendor invoice detailing the costs of repair or replacement incurred by Tenant.

Landlord agrees that Tenant may receive the benefit of all guaranties and warranties owned by Landlord on items for which Tenant is responsible for repair and maintenance, provided Tenant complies with all conditions established in any such guaranty or warranty.

5.04. Request for Repairs. All requests for repairs or maintenance that are the responsibility of Landlord pursuant to any provision of this Lease must be made in writing to Landlord at the address in Section 1.05 and delivered pursuant to Section 14.07. Notices sent by facsimile are not considered proper notice for purposes hereof. If Tenant shall promptly give Landlord written notice of any need for repairs or maintenance for which Landlord is responsible under this Lease, and if Landlord shall fail to conduct such repairs or maintenance in accordance with this Lease within sixty (60) days of Tenant’s notification, or such shorter time as is reasonable if expedited repair or maintenance is needed to avoid personal injury or property damage, or such longer time as is reasonable if necessary to conduct such repair or maintenance,

Tenant shall have the option to conduct such repair or maintenance, and Landlord shall pay to Tenant all reasonable costs and expenses incurred with respect thereto within thirty (30) days after receipt of Tenant’s invoice therefore, which invoice shall be accompanied by reasonably sufficient documentation evidencing the amount required to be paid. Notwithstanding the foregoing, any repair or maintenance work performed by Tenant pursuant to this Section 5.04 shall be done in accordance with all warranties and in a manner that will not invalidate any warranties.

5.05. Tenant Damages. Tenant shall not cause any damage (or allow any damage by a Tenant Party) to any portion of the Leased Premises, and at the termination of this Lease Tenant shall deliver the Leased Premises to Landlord in good condition and repair, ordinary wear and tear and damage from insured casualty excepted. For purposes of this Section 5.05, “good condition and repair” shall mean, at a minimum, broom-clean, carpet vacuumed, light fixtures working properly, electrical outlets working properly, HVAC systems working properly, plumbing fixtures working properly, hot water heaters working properly, doors opening and closing properly, damage to sheet rock repaired, dock doors working properly, and all damaged plate-glass repaired. Tenant shall remove all personal property from the Leased Premises, including laboratory benches and vents for hooded equipment, and shall repair any damages to the Leased Premises due to such removal.

Tenant shall notify Landlord in writing prior to vacating the Leased Premises and arrange to meet with Landlord for a joint inspection immediately prior to evacuation. The cost and expense of any repairs necessary to restore the condition of the Leased Premises to the condition required herein shall be borne by Tenant. Should Landlord be required to expend any sums to ensure compliance with this Section 5.05, Tenant shall reimburse Landlord within thirty (30) days of receipt of notice from Landlord.

5.06. Maintenance Contract. Tenant shall, at its sole cost and expense, during the Term maintain a regularly scheduled preventative maintenance/service contract on an annual basis with a maintenance contract for the servicing of all heating, ventilation and air conditioning systems and equipment within or servicing to Leased Premises, including the UPS system and diesel generator. The maintenance contractors and contracts must be reasonably approved by Landlord and must include all services suggested by the equipment manufacturer. A copy of the service contract shall be provided to Landlord within thirty (30) days following the Commencement Date. In the event the service contracts are not provided, then Landlord shall have the right, but not the obligation to have the work done and the cost therefor shall be charged to Tenant as Additional Rent and shall become payable by Tenant with the payment of the rent next due hereunder.

ARTICLE 6.00 ALTERATIONS AND IMPROVEMENTS

6.01. Landlord Improvements.

(a) On the Commencement Date, Landlord will deliver the Leased Premises to Tenant in a broom clean condition, and, along with the lighting, electrical (excluding the UPS system and the diesel generator), mechanical and plumbing fixtures, plumbing systems, dock doors and HVAC servicing the Leased Premises, hot water, doors and plate-glass, will be delivered to Tenant in good condition and repair, as defined in Section 5.05 above.

(b) After receipt of the Letter of Credit and any required building permit, Landlord will commence and diligently pursue to completion, the construction of the improvements to the Leased Premises (the “Landlord Improvements”), in accordance with plans and specifications as shown in Exhibit B, subject to approval by local regulatory authorities (the “Plans”), which Plans are made a part of this Lease by reference. Any changes or modifications to the Plans must be made and accepted by written change order or agreement signed by Landlord and Tenant and will constitute an amendment to this Lease. Any Landlord Improvements made by Landlord are the property of Landlord and must be surrendered to Landlord upon the termination of this Lease without credit to Tenant. Upon completion of any Landlord Improvements and issuance of a final certificate of occupancy (to be applied for by Landlord’s general contractor) and certification from Landlord’s general contractor certifying to Tenant that all Landlord Improvements have been completed in accordance with the Plans (the “General Contractor’s Certificate”), thereafter Landlord shall provide and Tenant shall acknowledge receipt and acceptance of “as-built plans” of all work done in accordance with this Section 6.01.

(c) Landlord shall furnish an allowance of up to $172,800.00 (One hundred seventy-two thousand, eight hundred dollars) (“Landlord Improvement Allowance”) to be credited against the cost of the construction of the Landlord Improvements. If the actual cost of construction of the Landlord Improvements is less than the Landlord Improvement Allowance (“Allowance Overage”), Tenant shall have no right or claim to such difference; provided however, that if there is an Allowance Overage, Landlord, upon submission of supporting documentation by Tenant, will reimburse Tenant for any third party costs of low voltage wiring and laboratory benches for the Leased Premises, but such reimbursement shall not exceed the lesser of the Allowance Overage or 69,120.00 (Sixty-nine thousand, one hundred twenty & xx/100 dollars). If the actual cost of construction of the Landlord Improvements exceeds the Landlord Improvement Allowance, Tenant shall pay such excess cost to Landlord within ten (10) business days after receipt of supporting documentation and the General Contractor’s Certificate,.

(d) Notwithstanding anything contained in Section 6.01 (c) above, within 30 days after the issuance of the General Contractor’s Certificate, Landlord will determine the sum of (i) the actual cost of the Landlord Improvements, plus (ii) if any, the actual costs submitted by Tenant towards the Contingent Allowance, and the product of the calculation shall be rounded to the next $1,000.00 (One Thousand Dollars). If the resultant amount is less than the Landlord Improvement Allowance, Landlord shall reduce the monthly Base Rent by $20.25 (“Base Rent Reduction Factor”) for each whole $1,000.00 (One Thousand Dollars) of such amount effective January 1, 2012. If it is determined that the monthly Base Rent is to be reduced and if Tenant has already paid Base Rent in a pre-reduction amount, Landlord shall give Tenant credit for any such excess payment, and reduction in monthly Base Rent shall be memorialized in an amendment to this Lease. In the event that the monthly Base Rent is reduced in accordance with this Section 6.01(d), there shall be no reduction in the Security Deposit Amount or in the requirements set forth for the Letter of Credit.

The following example illustrates the intentions of the parties hereto as to computation of any reduction of the monthly Base Rent:

Assumptions:

1.	Actual cost of the Landlord Improvements: $100,000.00

2.	Actual cost of qualifying costs for Contingent Allowance: $50,500.00

Total cost of Landlord Improvements and Contingent Allowance Costs: ($100,000.00 + $50,500.00) = $150,500.00

Determination of reduction in monthly Base Rent:

Total Landlord Improvement Allowance	$172,800.00
Less total cost of Landlord Improvements and contingent costs	150,500.00

$22300.00

Rounded to next $1,000.00 (One Thousand Dollars)	$23,000.00
Divided by $1,000.00 (One Thousand Dollars)	1,000.00

23.00
Base Rent Reduction Factor	20.25

Reduction in monthly Base Rent	$465.75

(e) In addition to the Landlord Improvements, Landlord, at Landlord’s sole cost and expense, shall have the following additional work performed on the Leased Premises prior to delivery of possession to Tenant, such work to be coordinated with the construction of the Landlord Improvements:

(i)	Replace all stained, damaged or missing ceiling tiles,

(ii)	Paint all walls in the Leased Premises, the color to be designated by Tenant,

(iii)	Replace all vinyl floor tiles in the open laboratory area as shown in Exhibit C,

(iv)	Shampoo all carpets in the office areas and hallways and

(v)	Any existing water supply or drainage pipes in the open lab area that are not initially utilized by Tenant shall be capped and made reasonably flush with the floor, but such capping shall allow for those pipes to be tapped by Tenant for future use.

(vi)	Re-caulk all perimeter flashing; install new pads under all gas line blocking; repair any loose or open curb or wall flashing; repack all pitch pans; repair any open joints on gravel guard; repair any loose scupper flashing; clean, prime and install EPDM peel and stick tape to all roof side tilt wall joints; clean all debris from around drains and entire roof; install Kranak 97 asbestos free aluminum coating to entire roof surface

(vii)	Repair any existing alligator or pothole areas.

6.02. Tenant Improvements. Tenant shall not make or allow to be made any structural alterations or physical additions in or to the Leased Premises (“Tenant Alterations”) without complying with all Legal Requirements and without first obtaining the written consent of Landlord. Consent may be conditioned upon review and approval of plans and specifications and monitoring of construction by Landlord, Landlord’s consultants or any manufacturer providing any original components of the Leased Premises. Landlord’s review of Tenant’s plans and specifications and monitoring of construction shall be solely for Landlord’s benefit and shall impose no duty or obligation on Landlord to confirm that the plans and specifications and/or construction comply with any Legal Requirements. Any Tenant Alterations shall be made or performed at Tenant’s sole cost and expense by a contractor or contractors acceptable to Landlord and in a good, workmanlike and lien free manner. All Tenant Alterations are the property of Landlord and must be surrendered to Landlord upon the termination of this Lease without credit to Tenant; provided, however, Landlord, at its option, at the time Landlord’s consent is granted, may designate in writing to Tenant that Tenant remove certain Tenant Alterations in order to restore the Leased Premises to the condition existing at the time Tenant took possession, all costs of removal to be borne by Tenant. This clause does not apply to moveable equipment, fixtures or furniture owned by Tenant, which may be removed by Tenant at the end of the Term, provided such removal can he accomplished without material damage to the Leased Premises. Upon completion of any Tenant Alterations, Tenant shall provide Landlord with “as built plans” (on CAD form), copies of all construction contracts and proof of payment for all labor and materials (including lien waivers). To defer the cost to Landlord associated with Tenant Alterations and confirming that such improvements are in accordance with the terms of this Lease and comply with all Legal Requirements, Tenant shall reimburse Landlord within thirty (30) days after notice and supporting documentation, as Additional Rent, any sums expended by Landlord for third party examination of the architectural, mechanical, electrical and plumbing plans for any Tenant Alterations.

Tenant, at its own cost and expense and without Landlord’s prior approval, may erect such shelves, machinery and trade fixtures (collectively “Trade Fixtures”) in the ordinary course of its business provided that such items do not alter the basic character of the Leased Premises, do not overload or damage the Leased Premises, may be removed without injury to the Leased Premises, and the construction, erection, and installation thereof complies with all Legal Requirements and with Landlord’s requirements set forth above. Upon expiration or earlier termination or this Lease, Tenant shall remove its Trade Fixtures and shall repair any damage caused by such removal.

6.03. Alterations By Landlord. With respect to Landlord’s ability to alter the Leased Premises after completion of the Landlord Improvements, Landlord covenants not to make any changes, additions, or alterations which materially and adversely affect the Leased Premises, Tenant’s business operations thereat, access to the Leased Premises, visibility of the Leased Premises or Tenant’s signs, or the proximity of and convenient access between the parking areas and the Leased Premises; without first obtaining Tenant’s written consent, which consent may be withheld if any such changes, alterations or additions materially and adversely affect Tenant’s business operations; otherwise Tenant’s consent shall not be unreasonably withheld or delayed.

ARTICLE 7.00 CASUALTY AND INSURANCE

7.01. Substantial Destruction. If the Leased Premises or any part thereof are damaged by fire or other casualty, Tenant shall give prompt written notice thereof to Landlord: 1) If the Leased Premises are totally destroyed by fire or other casualty, 2) if the Leased Premises are damaged so that rebuilding cannot reasonably be completed within one hundred eighty (180) days after the date of written notification by Tenant to Landlord of the destruction, 3) if the Leased Premises are substantially destroyed (even though the Leased Premises are not totally or substantially destroyed), 4) if the Leased Premises are damaged by fire or other casualty and applicable law would prevent rebuilding to substantially the condition prior to such fire or casualty, 5) if any mortgagee requires the insurance proceeds payable as a result of such casualty to be applied to the payment of the mortgage debt, or 6) the Leased Premises are materially damaged and less than one (1) year remain on the Term on the date of such casualty, Landlord may at its option terminate this Lease by providing Tenant written notice thereof within sixty (60) days of such casualty and abate Base Rent and Additional Rent for the unexpired portion of the Term effective as of the date of the casualty.

7.02. Partial Destruction. If this Lease is not terminated under Section 7.01, Landlord shall proceed with reasonable diligence to rebuild or repair the Leased Premises and Landlord Improvements, if applicable, to substantially the same condition in which they existed prior to the damage, provided, Tenant agrees that Landlord has no obligation to repair or rebuild any Tenant Alterations or Tenant’s furniture, fixtures or personal property. If the Leased Premises are to be rebuilt or repaired and are untenantable in whole or in part following the damage, Landlord and Tenant agree to adjust the Base Rent and Additional Rent payable under this Lease during the period for which the Leased Premises are untenantable to such an extent as may be fair and reasonable under the circumstances. If Landlord elects to repair or rebuild the Leased Premises and fails to complete such repair or rebuilding to substantially the same condition in which they existed prior to the damage (excluding the Tenant items set forth above) within one hundred eighty (180) days from the date of written notice by Tenant to Landlord of such damage by fire or other casualty, and the damage is not the result of any act or omission by Tenant or any Tenant Party, then Tenant may terminate this Lease by providing written notice to Landlord.

7.03. Property Insurance. Landlord shall at all times during the Term of this Lease maintain All Risk of Physical Loss Insurance with the premiums paid in advance, issued by and binding upon an insurance company with an A.M. Best rating of A- or better, insuring the Leased Premises, and Landlord Improvements, if applicable, in an amount equal to the full replacement cost of the Leased Premises and Landlord Improvements, if applicable, as of the date of the loss (exclusive of excavation and foundation costs, costs of underground items and costs of parking lot paving and landscaping); provided, Landlord shall not be obligated in any way or manner to insure any Tenant Alterations or any personal property (including, but not limited to, any furniture, machinery, goods or supplies) of Tenant upon or within the Leased Premises, or any fixtures installed or paid for by Tenant upon or within the Leased Premises. Tenant shall have no right in or claim to the proceeds of any policy of insurance maintained by Landlord even if the cost of such insurance is borne by Tenant as set forth in Article 2.00.

7.04. Waiver of Subrogation. ANYTHING IN THIS LEASE TO THE CONTRARY NOTWITHSTANDING, LANDLORD AND TENANT HEREBY WAIVE AND RELEASE EACH OTHER OF AND FROM ANY AND ALL RIGHT OF RECOVERY, CLAIM, ACTION OR CAUSE OF ACTION, AGAINST EACH OTHER, THEIR AGENTS, OFFICERS, EMPLOYEES OR ANY PARTY CLAIMING BY, THROUGH OR UNDER LANDLORD OR TENANT, FOR ANY LOSS OR DAMAGE THAT MAY OCCUR TO THE LEASED PREMISES, IMPROVEMENTS TO THE LEASED PREMISES, OR PERSONAL PROPERTY WITHIN THE LEASED PREMISES, BY REASON OF FIRE, EXPLOSION, OR ANY OTHER OCCURRENCE, REGARDLESS OF CAUSE OR ORIGIN, INCLUDING NEGLIGENCE OF LANDLORD OR TENANT AND THEIR AGENTS, OFFICERS AND EMPLOYEES WHICH LOSS OR DAMAGE IS (OR WOULD HAVE BEEN, HAD THE INSURANCE REQUIRED BY THIS LEASE BEEN MAINTAINED) COVERED BY INSURANCE. LANDLORD AND TENANT AGREE IMMEDIATELY TO GIVE THEIR RESPECTIVE INSURANCE COMPANIES WHICH HAVE ISSUED POLICIES OF INSURANCE COVERING ALL RISK OF DIRECT PHYSICAL LOSS, WRITTEN NOTICE OF THE TERMS OF THE MUTUAL WAIVERS CONTAINED IN THIS SECTION AND TO HAVE THE INSURANCE POLICIES PROPERLY ENDORSED, IF NECESSARY, TO PREVENT THE INVALIDATION OF THE INSURANCE COVERAGES BY REASON OF THE MUTUAL WAIVERS.

7.05. Hold Harmless. TENANT AGREES THAT LANDLORD IS NOT, AND DURING THE TERM HEREOF WILL NOT BE, LIABLE TO TENANT OR TENANT’S EMPLOYEES, AGENTS, INVITEES, LICENSEES OR VISITORS, OR TO ANY OTHER PERSON, CLAIMING BY, THROUGH OR UNDER TENANT FOR AN INJURY TO PERSON OR DAMAGE TO PROPERTY ON OR ABOUT THE LEASED PREMISES OR FOR LOSS OF OR DAMAGE TO TENANT’S BUSINESS CAUSED BY ANY ACT OR OMISSION OF TENANT OR LANDLORD THEIR RESPECTIVE AGENTS, SERVANTS OR EMPLOYEES, ANY TENANT IN THE LEASED PREMISES, OR OF ANY OTHER PERSON ENTERING UPON THE LEASED PREMISES UNDER EXPRESS OR IMPLIED INVITATION BY TENANT, EXCEPT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD OR ANY LANDLORD PARTY. TENANT AGREES TO INDEMNIFY AND HOLD HARMLESS LANDLORD OF AND FROM ANY LOSS, ATTORNEY’S FEES, EXPENSES OR CLAIMS ARISING OUT OF ANY SUCH DAMAGE OR INJURY.

7.06. Tenant’s Insurance.

A. At all times commencing on and after the earlier of the Commencement Date and the date Tenant or its agents, employees or contractors enters the Leased Premises for any purpose, Tenant shall carry and maintain, at its sole cost and expense:

1. Commercial General Liability Insurance covering the Leased Premises, its appurtenances and Tenant’s actions therein, providing, on an occurrence basis, with a combined single limit, including umbrella coverage, of not less than Two Million and No/100 Dollars. Coverage shall include premises and operations, products and completed operations, independent contractors and blanket contractual liability;

2. All Risks of Physical Loss Insurance written at full replacement cost value and with a replacement cost endorsement covering (i) damage to Tenant’s personal property and the Tenant Alterations in the Leased Premises, resulting from fire or other casualty, and (ii) all damage to the Landlord Improvements resulting from theft, burglary or vandalism;

3. Workers’ Compensation Insurance as required by the state in which the Leased Premises is located and in amounts as may be required by applicable statute, and Employers’ Liability Coverage of One Million Dollars ($1,000,000.00) per occurrence;

4. Business interruption or loss of income insurance for at least six (6) months of Tenant’s income and expenses; and

5. Should Landlord’s Mortgagee require additional insurance coverage or different types of insurance in connection with the Leased Premises or Tenant’s use and occupancy thereof, Tenant shall, upon request, obtain such insurance at Tenant’s expense and provide Landlord with evidence thereof.

B. Before any repairs, alterations, additions, improvements, or construction are undertaken by or on behalf of Tenant, Tenant shall carry and maintain, at its expense, or Tenant shall require any contractor performing work on the Leased Premises to carry and maintain, at no expense to Landlord, in addition to Workers’ Compensation Insurance, All Risk Builder’s Risk Insurance in the amount of the full replacement cost of any alterations, additions or improvements and Commercial General Liability Insurance (including, without limitation, Contractor’s Liability coverage, Contractual Liability coverage, Completed Operations coverage, Automobile Liability coverage ) written on an occurrence basis with a minimum combined single limit of Two Million Dollars ($2,000,000.00) and adding “the named Landlord hereunder (or any successor thereto), and its respective members, principals, beneficiaries, partners, officers, directors, employees, agents and any Mortgagee(s)”, and other designees of Landlord as the interest of such designees appear, as additional insureds (collectively referred to as the “Additional Insureds”).

C. Any company writing any insurance which Tenant is required to maintain or cause to be maintained pursuant to the terms of this Lease (all such insurance as well as any other insurance pertaining to the Leased Premises or the operation of Tenant’s business therein being referred to as “Tenant’s Insurance”), as well as the form of such insurance, are at all times subject to Landlord’s reasonable approval, and each such insurance company must have an A.M. Best rating of “A-” or better and be licensed and qualified to do business in the state in which the Leased Premises are located. All policies evidencing Tenant’s Insurance (except for Workers’ Compensation Insurance) must specify Tenant as named insured and the Additional Insureds as additional insureds. Provided that the coverage afforded Landlord and any designees of Landlord is not reduced or otherwise adversely affected, all of Tenant’s Insurance may be carried under a blanket policy covering the Leased Premises and any other of Tenant’s locations. All policies of Tenant’s Insurance must contain endorsements requiring that the insurer(s) give

Landlord and its designees at least thirty (30) days’ advance written notice of any change, cancellation, termination or lapse of said insurance. Tenant shall be solely responsible for payment of premiums for all of Tenant’s Insurance. Tenant shall deliver to Landlord at least three (3) business days prior to the time Tenant’s Insurance is first required to be carried by Tenant, and upon renewals as soon as reasonably possible prior to the expiration of any such insurance coverage (but in no event after termination or expiration of the Policy), certificates evidencing all policies procured by Tenant in compliance with its obligations under this Lease. The limits of Tenant’s Insurance do not in any manner limit Tenant’s liability under this Lease.

D. Tenant shall not do or fail to do anything in, upon or about the Leased Premises which will (1) violate the terms of any of Landlord’s insurance policies which have been provided to Tenant; (2) prevent Landlord from obtaining policies of insurance acceptable to Landlord or any Mortgagees; or (3) result in an increase in the rate of any insurance on the Leased Premises, any other property of Landlord or of others within the Leased Premises. In the event of the occurrence of any of the events set forth in this Section, Tenant shall pay Landlord within thirty (30) days of receipt of notice and supporting documentation, as Additional Rent, the cost of the amount of any increase in any such insurance premium, provided that the acceptance by Landlord of such payment may not be construed to be a waiver of any rights by Landlord in connection with a default by Tenant under the Lease. If Tenant fails to obtain the insurance coverage required by this Lease, Landlord may, at its option, obtain such insurance for Tenant, and Tenant shall pay, as Additional Rent, the cost of all premiums thereon and all of Landlord’s costs associated therewith.

ARTICLE 8.00 CONDEMNATION

8.01. Substantial Taking. If all or a substantial portion of the Leased Premises are taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain or by purchase in lieu thereof, and the taking would prevent or materially interfere with the use of the Leased Premises for the purpose for which it is then being used, then either Landlord or Tenant may, but is not required to, terminate this Lease and abate Base Rent and Additional Rent during the unexpired portion of this Lease effective on the date title or physical possession is taken by the condemning authority, whichever occurs first.

8.02. Partial Taking. If a portion of the Leased Premises are taken as set forth in Section 8.01 above and this Lease is not terminated as provided above, Landlord shall, at Landlord’s sole risk and expense, restore and reconstruct the Leased Premises and Landlord Improvements, if applicable, to the extent necessary to make it tenantable and suitable for use and occupancy by Tenant for the Permitted Use, provided, if the damages received by Landlord are insufficient to cover the costs of restoration, Landlord may terminate this Lease. Landlord shall have no obligation to restore any Tenant Alterations, however should any portion of the award paid to Landlord be applicable to the Tenant Alterations, Landlord shall pay such amount to Tenant for use by Tenant in the restoration of such Tenant Alterations. The Base Rent and Additional Rent payable under this Lease during the unexpired portion of the Term will be adjusted to such an extent as is fair and reasonable under the circumstances.

8.03. In the event of any taking as set forth above, Tenant may seek a separate award for any loss of improvements made or paid for by Tenant, including the Tenant Alterations, its personal property, and its moving expenses (so long as no such claim diminishes Landlord’s claim or award), but all other claims of any nature shall belong to Landlord. In the event Tenant does not receive such a separate award, Landlord shall be entitled to receive any and all sums awarded for the taking.

8.04. Notwithstanding anything herein to the contrary, if the holder of any indebtedness secured by a mortgage or deed of trust covering the Leased Premises requires that the condemnation proceeds be applied to such indebtedness, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) days after such requirement is imposed.

ARTICLE 9.00 ASSIGNMENT OR SUBLEASE

9.01. Landlord Assignment. Landlord is entitled to sell, transfer or assign, in whole or in part, its rights and obligations under this Lease and in the Leased Premises provided such transferee assumes all obligations of Landlord under this Lease. Any such sale, transfer or assignment shall, upon assumption by the transferee of Landlord’s obligations hereunder, release Landlord from all liabilities under this Lease arising after the date of such sale, assignment or transfer, and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligation.

9.02. Tenant Assignment. Tenant shall not assign, in whole or in part, this Lease, or allow it to be assigned, in whole or in part, by operation of law or otherwise (including without limitation, if Tenant’s voting securities are not traded on any national securities exchange, by transfer of more than a fifty percent (50%) interest in Tenant in a single transaction or in a series of transactions, which transfer will be deemed an assignment) or mortgage or pledge the same or sublet the Leased Premises, in whole or in part, without the prior written consent of Landlord which consent may, in Landlord’s sole discretion, be withheld. This prohibition shall not apply to an initial public offering of Tenant’s stock on a nationally recognized stock exchange. Notwithstanding the foregoing, provided no Event of Default exists, Tenant may, without Landlord’s prior written consent, assign this Lease, sublet the Leased Premises and grant concessions and licenses for the occupancy of the Leased Premises, to (i) any successor or assignee of Tenant resulting from any merger, consolidation or reorganization, (ii) any corporation which is the parent, affiliate or wholly owned subsidiary of Tenant, (iii) any assignee which acquires all, or substantially all, of the business assets of Tenant located at the Leased Premises and used in connection with Tenant’s use of the Leased Premises, and assumes all obligations of Tenant set forth in this Lease, or (iv) any assignee which acquires all, or substantially all, of the business assets of Tenant and assumes all, or substantially all, obligations of Tenant, including those set forth in the Lease (in each case a “Permitted Assignment”). Evidence reasonably satisfactory to Landlord of any Permitted Assignment shall be provided within ten (10) days of the completion of such transaction. In no event will any assignment or sublease ever release Tenant from any obligation or liability hereunder, provided, however, in the event of a Permitted Assignment, Landlord agrees to consider, in good faith, a release of Tenant from its obligations under this Lease. Such consideration shall be based upon an evaluation by Landlord of the financial status of Tenant and the Permitted Assignee on the date of the Permitted Assignment, and the three (3) full calendar years prior thereto, including, but not limited to, an evaluation of the net worth, cash position, liquidity, short and long term debt, and profitability of each party during such time period. Tenant shall provide Landlord with all financial information requested by Landlord to perform such evaluation. Tenant acknowledges that notwithstanding Landlord’s agreement to consider a release, the decision will be made by Landlord in its sole and absolute discretion.

9.03. Conditions of Assignment. With the exception of a Permitted Assignment, if Tenant desires to assign or sublet all or any part of the Leased Premises it must so notify Landlord at least thirty (30) days in advance of the date on which Tenant desires to make such assignment or sublease. Tenant shall provide Landlord with a copy of the proposed assignment or sublease and such information as Landlord might request concerning the proposed subtenant or assignee to allow Landlord to make informed judgments as to the financial condition, reputation, operations and general desirability of the proposed subtenant or assignee. Within fifteen (15) days after Landlord’s receipt of Tenant’s proposed assignment or sublease and all required information concerning the proposed subtenant or assignee, Landlord is entitled to exercise any of the following options: (1) consent to the proposed assignment or sublease, pursuant to a Consent Agreement on a form approved by Landlord in its reasonable discretion, and, if the rent due and payable by any assignee or subtenant under any such permitted assignment or sublease (or a combination of the rent payable under such assignment or sublease plus any bonus or any other consideration or any payment incident thereto) exceeds the rent payable under this Lease for such space, Tenant shall pay to Landlord one-half (1/2) of such excess rent and other excess consideration immediately upon receipt thereof by Tenant, or (2) refuse, in its sole and absolute discretion and judgment, to consent to the proposed assignment or sublease, which refusal will be deemed to have been exercised unless Landlord gives Tenant written notice providing otherwise. If Landlord exercises option (1) above, and thereafter an Event of Default occurs, Landlord, in addition to any other remedies provided by this Lease or provided by law, may, at its option, collect directly from the assignee or subtenant all rents becoming due to Tenant by reason of the assignment or sublease. Tenant agrees that any collect collection directly by Landlord from the assignee or subtenant may not be construed as, or constitute, a novation or a release of Tenant or any guarantor from the further performance of its obligations under this Lease. As a condition to a request for Landlord’s review of any assignment or sublease, Tenant must pay Landlord all legal fees and expenses incurred by Landlord in connection with the review by Landlord of Tenant’s requested assignment or sublease together with any legal fees and disbursements incurred in the preparation and/or review of any documentation required by the requested assignment or sublease within thirty (30) days of demand with supporting documentation for payment thereof.

9.04. Subordination. Tenant accepts this Lease subject and subordinate to any recorded mortgage or deed of trust lien or assignment of leases and rents presently existing or hereafter created upon the Leased Premises (provided, however, that any such mortgagee may, at any time, subordinate such mortgage, deed of trust or other lien or assignment of leases and rents to this Lease) and to any renewals thereof. Tenant agrees that this clause is self-operative and no further instrument of subordination is required to effect such subordination. Tenant also agrees within fifteen (15) business days of demand to execute additional instruments subordinating this Lease as Landlord may require, provided such instruments include the non-disturbance of Tenant’s rights and tenancy under this Lease as long as no Event of Default exists. If the interests of Landlord under this Lease are transferred by reason of foreclosure or other proceedings for enforcement of any first mortgage or deed of trust lien or assignment of leases and rents on the Leased Premises, and provided such Purchaser assumes the obligations of Landlord under this Lease after the date of such transfer, Tenant agrees to be bound to the transferee (sometimes called the “Purchaser”), under the terms, covenants and conditions of this Lease for the balance of the term remaining, including any extensions or renewals, with the same force and effect as if the Purchaser were Landlord under this Lease, and, if requested by the Purchaser, Tenant agrees to attorn to the Purchaser, including the first mortgagee under any such mortgage if it be the Purchaser, as its landlord. Upon transfer of Landlord’s interest to Purchaser, Purchaser shall not be 1) subject to any credit, demand, claim, counterclaim, offset or defense which theretofore accrued to Tenant against Landlord nor 2) liable for any previous act or omission of Landlord.

9.05. Estoppel Certificates. Tenant agrees to furnish, from time to time (but not more often than two times during any calendar year), within twenty (20) days after receipt of a request from Landlord, Landlord’s mortgagee or any potential purchaser of the Leased Premises, a statement certifying, if applicable, the following: Tenant is in possession of the Leased Premises; the Landlord Improvements were completed in accordance with the Plans; the Lease is in full force and effect; the Lease is unmodified; Tenant claims no present charge, lien, or claim of offset against Base Rent; the Base Rent is paid for the current month, but is not prepaid for more than one month and will not be prepaid for more than one month in advance; Tenant has no knowledge of any default by reason of some act or omission by Landlord; and such other matters as may be reasonably required by Landlord, Landlord’s mortgagee or any potential purchaser. Tenant’s failure to deliver such statement, will be deemed to establish conclusively that this Lease is in full force and effect except as declared by Landlord, that Landlord is not in default of any of its obligations under this Lease and that Landlord has not received more than one month’s Base Rent in advance. Any notice and cure provisions set forth in any other part of this Lease does not apply to a default of this Section 9.05.

ARTICLE 10.00 INTENTIONALLY OMITTED

ARTICLE 11.00 DEFAULT AND REMEDIES

11.01. Default by Tenant. In addition to other events stipulated to be Events of Defaults elsewhere in the Lease, the following events also constitute an Event of Default by Tenant under this Lease:

(a) Tenant fails to pay when due any installment of Base Rent, Taxes and Insurance or Additional Rent within ten (10) days of receipt of written notice thereof from Landlord provided that if Landlord has delivered two (2) such notices in the preceding 12-month period, then Landlord shall not be obligated to deliver notice of late payment and the failure to pay within ten (10) days after the due date any installment of Base Rent, Taxes and Insurance, Operating Expenses or Additional Rent shall automatically be deemed an Event of Default;

(b) Tenant fails to comply with any term, provision or covenant of this Lease, other than the payment of Base Rent or Additional Rent within thirty (30) days after receipt of written notice from Landlord specifying such failure or such shorter time as reasonable if expedited action is needed to avoid personal injury or property damage, or such additional time as may be reasonably necessary provided Tenant commences and diligently prosecutes cure of such failure, but in no event in excess of sixty (60) days;

(c) Tenant or any guarantor of Tenant’s obligations hereunder files, causes to be filed or has filed against it a petition in bankruptcy or is adjudged bankrupt or insolvent under any applicable federal or state bankruptcy or insolvency law, or admits that it cannot meet its financial obligations as they become due; or a receiver or trustee is appointed for all or substantially all of the assets of Tenant or such guarantor; or Tenant or any guarantor of Tenant’s obligations hereunder makes a transfer in fraud of creditors or makes an assignment for the benefit of creditors; or

(d) Tenant does or permits to be done any act which results in a lien (of any nature) being filed against the Leased Premises which is not otherwise bonded around or released within ten (10) business days of notice thereof.

11.02. Remedies for Tenant’s Default. Upon the occurrence of any Event of Default, Landlord is entitled to pursue any one or more of the remedies set forth herein (provided such remedies are permitted pursuant to applicable Legal Requirements) without any notice or demand.

(a) Without declaring the Lease terminated, Landlord may enter upon and take possession of the Leased Premises, by picking or changing locks if necessary, and lock out, expel or remove Tenant and any other person who may be occupying all or any part of the Leased Premises without being liable for any claim for damages, and relet the Leased Premises on behalf of Tenant and receive the rent directly by reason of the reletting. Tenant agrees to pay Landlord on demand any deficiency that may arise by reason of any reletting of the Leased Premises; further, Tenant agrees to reimburse Landlord for any expenditures made by it in order to secure possession of and relet the Leased Premises, including, but not limited to, advertising costs, leasing commissions, lease incentives, remodeling and repair costs and reasonable attorney’s fees and disbursements.

(b) Without declaring the Lease terminated, Landlord may enter upon the Leased Premises, by picking or changing locks if necessary, without being liable for any claim for damages, and do whatever Tenant is obligated to do under the terms of this Lease. Tenant agrees to reimburse Landlord on demand for any expenses which Landlord may incur in effecting compliance with Tenant’s obligations under this Lease including reasonable attorney’s fees and disbursements.

(c) Landlord may terminate this Lease, in which event Tenant shall immediately surrender the Leased Premises to Landlord, and if Tenant fails to surrender the Leased Premises, Landlord may, without prejudice to any other remedy which it may have for possession or arrearage in rent, enter upon and take possession of the Leased Premises, by picking or changing locks if necessary, and lock out, expel or remove Tenant and any other person who may be occupying all or any part of the Leased Premises without being liable for any claim for damages. Tenant agrees to pay on demand the amount of all loss and damage which Landlord may suffer by reason of the termination of this Lease under this section, including without limitation, loss and damage due to the failure of Tenant to maintain and or repair the Leased Premises as required hereunder and/or due to the inability to relet the Leased Premises on terms satisfactory to Landlord or otherwise, and any expenditures made by Landlord in order to secure possession of and relet the Leased Premises, including, but not limited to, advertising costs, leasing commissions, repair costs and reasonable attorney’s fees and disbursements. In addition, upon termination Landlord may collect from Tenant the value of all future rentals required to be paid under this Lease from the date Landlord terminates the Lease until the original Termination Date in accordance with applicable law. Notwithstanding anything contained in this Lease to the contrary, this Lease may be terminated by Landlord only by mailing or delivering written notice of such termination to Tenant, and no other act or omission of Landlord constitutes a termination of this Lease.

(d) If Landlord exercises its remedy to lock out Tenant in accordance with any provision of this Lease, Tenant agrees that no notice is required to be posted by Landlord on any door to the Leased Premises (or elsewhere) disclosing the reason for such action or any other information, and that Landlord is not obligated to provide a key to the changed lock to Tenant unless Tenant has first:

(i) brought current all payments due to Landlord under this Lease (unless Landlord has permanently repossessed the Leased Premises or terminated this Lease, in which event payment of all past due amounts will not obligate Landlord to provide a key);

(ii) fully cured and remedied to Landlord’s satisfaction all other Events of Default (unless Tenant has abandoned or vacated the Leased Premises following an Event of Default), in which event Landlord is obligated to provide the new key to Tenant under any circumstances); and

(iii) provided Landlord with additional security deposit and assurances satisfactory to Landlord that Tenant intends to and is able to meet and comply with its future obligations under this Lease, both monetary and non-monetary.

Upon compliance with the foregoing, Landlord shall, upon written request by Tenant, at Landlord’s convenience, upon receipt by Landlord of an amount necessary to reimburse itself for time and expense in providing such service, and upon Tenant’s execution and delivery of such waivers and indemnifications as Landlord may require at Landlord’s option either: (x) escort Tenant or its specifically authorized employees or agents to the Leased Premises to retrieve personal belongings of Tenant’s employees and property of Tenant that is not subject to a Security Interest provided in this Lease, or (y) obtain from Tenant a list of such property and arrange for such items to be removed from the Leased Premises and made available to Tenant at such place at such time as Landlord may designate, provided however, that Tenant must pay in cash in advance to Landlord the estimated costs that Landlord may incur upon moving and storage charges theretofore incurred by Landlord with respect to such property.

(e) IN EXERCISING ITS RIGHTS HEREUNDER, LANDLORD SHALL AT ALL TIMES COMPLY AND ACT IN ACCORDANCE WITH APPLICABLE LAWS.

(f) Notwithstanding any other remedy set forth in this Lease, if Landlord has made rent concessions of any type or character, provided any tenant improvement allowance which has not yet been spent or applied to the Landlord Improvements, or waived any Base Rent (i.e. allowed any rental abatement), and Tenant fails to take possession of the Leased Premises on the Commencement Date or otherwise allows an Event of Default to exist at any time during the Term, any such rent concessions, tenant improvement allowance which has not yet been spent or applied to the Landlord Improvements, or abatement of Base Rent, are automatically canceled and the amount of any of the foregoing will be due and payable immediately as if no rent concessions, tenant improvement allowance which has not yet been spent or applied to the Landlord Improvements or waiver of Base Rent had ever been granted, A rent concession or waiver of the Base Rent, does not relieve Tenant of any obligation to pay any other charge due and payable under this Lease including without limitation any sums due under section 2.04 or 2.05 herein.

(g) Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in the event of Landlord obtaining possession of the Leased Premises by reason of the violation by Tenant of any of the covenants and conditions of this Lease or otherwise.

(h) All of Landlord’s rights and remedies set forth herein are cumulative and pursuit of any remedy specified in this Lease will not constitute an election to pursue that remedy only, nor preclude Landlord from pursuing any other remedy available at law or in equity, nor constitute a forfeiture or waiver of any rent or other amount due to Landlord as described herein.

(i) If Tenant or any guarantor of Tenant’s obligations hereunder is the subject of any insolvency, bankruptcy, receivership, dissolution, reorganization or similar proceeding, federal or state, voluntary or involuntary, under any present or future law or act, Landlord is entitled to the automatic and absolute lifting of any automatic stay as to the enforcement of its remedies under this Lease, including specifically the stay imposed by Section 362 of the United States Federal Bankruptcy Code, as amended.

11.03. Landlord’s Default. Landlord shall not be in default of this Lease unless Landlord fails to perform any of its obligations hereunder within thirty (30) days after receipt of written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of thirty (30) days, then after such period of time as is reasonably necessary), with notice to Landlord’s mortgagee as provided in Section 14.12. In the event of a Landlord default, Tenant shall have all rights and remedies available at law or in equity. Any liability of Landlord under this Lease shall be limited solely to its interest in the Leased Premises, and in no event shall any personal liability be asserted against Landlord in connection with this Lease nor shall any recourse be had to any other property or assets of Landlord, its affiliates or any officer, director or employee of the foregoing.

ARTICLE 12.00 INDEMNITIES

12.01. TENANT’S INDEMNITIES. TO THE FULL EXTENT PERMITTED BY LAW AND THIS LEASE, TENANT WILL INDEMNIFY AND DEFEND LANDLORD AGAINST ALL LIABILITIES AND CLAIMS AND THE COSTS AND EXPENSES

THEREOF, ARISING OUT OF (I) ANY ACT OR OMISSION OF TENANT, INCLUDING WITHOUT LIMITATION TENANT’S CONDUCT OF BUSINESS IN THE LEASED PREMISES, (II) ANY ALLEGED OR ACTUAL VIOLATION OR FAILURE TO COMPLY WITH ANY LEGAL REQUIREMENT, (III) ANY BREACH, VIOLATION OR NON-PERFORMANCE OF ANY OBLIGATION OF TENANT UNDER THIS LEASE, OR (IV) ANY MISREPRESENTATION CONNECTED WITH THE LEASE MADE BY TENANT OR ANY GUARANTOR.

12.02. LANDLORD’S INDEMNITIES. TO THE FULL EXTENT PERMITTED BY LAW AND THIS LEASE AND EXCEPT TO THE EXTENT RELEASED BY SECTION 7.04 AND 7.05, LANDLORD WILL INDEMNIFY AND DEFEND TENANT AGAINST ALL LIABILITIES AND CLAIMS AND THE COSTS AND EXPENSES THEREOF, ARISING OUT OF (I) ANY ACT OR OMISSION OF LANDLORD, INCLUDING WITHOUT LIMITATION LANDLORD’S CONDUCT OF BUSINESS IN THE LEASED PREMISES, (II) ANY ALLEGED OR ACTUAL VIOLATION OR FAILURE TO COMPLY WITH ANY LEGAL REQUIREMENT, (III) ANY BREACH, VIOLATION OR NON-PERFORMANCE OF ANY OBLIGATION OF LANDLORD UNDER THIS LEASE, OR (IV) ANY MISREPRESENTATION CONNECTED WITH THE LEASE MADE BY LANDLORD.

ARTICLE 13.00 RESERVED

ARTICLE 14.00 MISCELLANEOUS

14.01. Waiver. Failure of a party to declare an Event of Default immediately upon its occurrence, or delay in taking any action (including enforcement of remedies) in connection with an Event of Default, does not constitute and shall not be deemed a waiver of the Event of Default, and such party is entitled to declare the Event of Default at any time and take such action as is lawful or authorized under this Lease.

No act or thing done by Landlord or its agents during the Term may be deemed an acceptance of an attempted surrender of the Leased Premises, and no agreement to accept a surrender of the Leased Premises will be valid unless made in writing and signed by Landlord. No reentry or taking possession of the Premises by Landlord may be construed as an election on its part to terminate this Lease, unless a written notice of such intention, signed by Landlord, is given by Landlord to Tenant. Notwithstanding any such reletting or reentry or taking possession, Landlord may at any time thereafter elect to terminate this Lease for a previous uncured Event of Default. Tenant and Landlord agree that Landlord’s acceptance of rent following an Event of Default hereunder will not constitute Landlord’s waiver of such Event of Default. The failure of Landlord to enforce any of the Rules and Regulations against Tenant will not constitute a waiver of any such Rules and Regulations. No waiver of any provision of this Lease is effective unless such waiver is in writing and signed by the parties.

14.02. Act of God or Force Majeure. An “act of God” or “force majeure” is defined for purposes of this Lease as strikes, lockouts, sitdowns, material or labor restrictions by any governmental authority, unusual transportation delays, riots, floods, washouts, explosions, earthquakes, fire, storms, weather (including wet grounds or inclement weather which prevents construction), acts of the public enemy, acts of terrorism, wars, insurrections and any other cause not reasonably within the parties control and which by the exercise of due diligence is unable, wholly or in part, to prevent or overcome. Neither Landlord nor Tenant is required to perform any non-financial covenant or obligation in this Lease, or be liable in damages, so long as the performance or nonperformance of the covenant or obligation is delayed, caused or prevented by an act of God, force majeure or by the other party.

14.03. Attorney’s Fees. The prevailing party in any litigation between the parties with respect to the terms, covenants, agreements or conditions of this Lease, shall be entitled to recover as part of its judgment, reasonable attorney’s fees and costs and expenses incurred therein.

14.04. Successors. This Lease applies to, is binding upon and inures to the benefit of Landlord and Tenant and their respective heirs, personal representatives, successors and assigns.

14.05. Rent/Margin Tax. If applicable in the jurisdiction where the Leased Premises are situated, Tenant shall pay and be liable for all taxes based on rents and/or revenues received by a landlord pursuant to a lease of real property or other similar taxes thereto, if any, levied or imposed on the Building or Project by any city, state, county or other governmental body having authority, such payments to be in addition to all other payments required to be paid to Landlord by Tenant under the terms of this Lease. Any such payment musts be paid concurrently with the payment of the Base Rent, Taxes and Insurance, Operating Expenses or other charges upon which the tax is based as set forth above. The foregoing shall not apply to any franchise tax or excise tax levied by the State of Tennessee.

14.06. Captions. The captions appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of any section.

14.07. Notice. All rent and other payments required to be made by Tenant shall be paid to Landlord at the address set forth in Section 1.05 or at such other address within the continental United States as Landlord may specify from time to time by written notice. All payments required to be made by Landlord to Tenant are payable to Tenant at the address set forth in Section 1.05 or at any other address within the continental United States as Tenant may specify from time to time by written notice. For purposes hereof, any notice or document required or permitted to be delivered by the terms of this Lease (other than delivery of rental payments) will be deemed to be delivered upon the earlier of actual receipt or (whether or not actually received) the next business day after being deposited with a nationally recognized overnight courier service, or the second business day after being deposited in the United States Mail, postage prepaid, certified mail, return receipt requested, addressed to the parties at the respective addresses set forth in Section 1.05. Rental payments are deemed received only upon actual receipt. Unless specifically authorized herein, any notice delivered via facsimile transmission or via email will not satisfy a requirement to give notice under the terms of this Lease.

14.08. Submission of Lease. Submission of this Lease to Tenant for signature does not constitute a reservation of space or an option or offer to lease. This Lease is not deemed effective until execution by and delivery to both Landlord and Tenant.

14.09. Representations, Warranties and Covenants of Tenant. Tenant represents, warrants and covenants that it is now in a solvent condition; that no bankruptcy or insolvency proceedings are pending or contemplated by or against Tenant or any guarantor of Tenant’s obligations under this Lease; that all reports, statements and other data furnished by Tenant to Landlord in connection with this Lease are true and correct in all material respects; that the execution and delivery of this Lease by Tenant does not contravene, result in a breach of, or constitute a default under any contract or agreement to which Tenant is a party or by which Tenant may be bound and does not violate or contravene any law, order, decree, rule or regulation to which Tenant is subject; and that there are no judicial or administrative actions, suits, or proceedings pending or threatened against or affecting Tenant or any guarantor of Tenant’s obligations under this lease. If Tenant is a corporation, limited liability company or partnership, each of the persons executing this lease on behalf of Tenant represents and warrants that Tenant is duly organized and existing, is qualified to do business in the state in which the Leased Premises are located, has full right and authority to enter into this Lease, that the persons signing on behalf of Tenant are authorized to do so by appropriate corporate, company or partnership action and that the terms, conditions and covenants in this Lease are enforceable against Tenant. If Tenant is a corporation, limited liability company or partnership, Tenant, upon Landlord’s request, will deliver evidence satisfactory to Landlord that the execution and delivery of this Lease has been duly authorized and properly executed.

14.10. Severability. If any provision of this Lease or the application thereof to any person or circumstance is rendered invalid or unenforceable to any extent, the remainder of this Lease and the application of such provisions to other persons or circumstances shall remain unaffected thereby and shall continue to be enforced to the greatest extent permitted by law.

14.11. Survival. All obligations of the parties hereunder not fully performed as of the expiration or earlier termination of the Term shall survive the expiration or earlier termination of the Term, including, without limitation, all payment obligations and all obligations concerning the condition of the Leased Premises.

14.12. Notice to Mortgagees. Provided Landlord notifies Tenant of the name and address of Landlord’s existing or proposed mortgagee, Tenant agrees to obtain the written consent of such mortgagee to any amendment of the Lease that either (a) reduces the Base Rent due hereunder, (b) shortens the Term hereof, or (c) releases any guarantor from any of its obligations hereunder. Any such amendment executed without such mortgagee’s written consent shall be of no force or effect. In addition, Tenant shall serve written notice of any claimed default or breach by Landlord under this Lease upon any such mortgagee, and no notice to Landlord will be effective unless such notice is served upon said mortgagee; notwithstanding anything to the contrary contained herein, Tenant agrees to allow such mortgagee the same period following receipt of such notice to cure such default or breach as is afforded Landlord; provided, in the event it is necessary for said mortgagee to foreclose on the property of which the Leased Premises are a part in order to cure such default, such mortgagee will be entitled to such additional time as is necessary to cure such default provided such default is cured within sixty (60) days of the last day for cure originally set forth in this Lease.

14.13. No Recordation. Tenant shall not record this Lease without the prior written consent of Landlord.

14.14. Counterparts. This Lease may be executed in two or more counterparts, and it is not necessary that any one of the counterparts be executed by all of the parties hereto. Each fully or partially executed counterpart constitutes an original, but all such counterparts taken together constitute but one and the same instrument.

14.15. Governing Law/Venue. THIS LEASE MUST BE CONSTRUED UNDER AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF TENNESSEE AND THE LAWS OF THE UNITED STATES OF AMERICA AS APPLICABLE TO TRANSACTIONS WITHIN THE STATE OF TENNESSEE. TENANT HEREBY SUBMITS TO THE JURISDICTION OF ANY COURT OF COMPETENT JURISDICTION SITTING IN SHELBY COUNTY, TENNESSEE.

14.16. Broker. Tenant represents and warrants that Tenant has dealt with no broker except Richards Barry Joyce & Partners, LLC (“Broker”), and that, insofar as Tenant knows, no other broker negotiated this Lease for Tenant or is entitled to any commission in connection herewith. Landlord agrees to indemnify and hold Tenant harmless from and against any liabilities or claims arising with respect to Broker or any other broker or similar parties whose claim arises by, through or on behalf of Landlord. Tenant agrees to indemnify and hold Landlord harmless from and against any liabilities or claims (and costs of defending against and investigating such claims) of any other broker or similar parties whose claim arises by, through or on behalf of Tenant.

14.17. Publication. Tenant hereby agrees that Landlord may, but is not required, at no cost to Tenant, to publicize and/or advertise the execution of this Lease and the related transaction.

14.18. DTPA Waiver. TENANT WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES—CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF TENANT’S OWN SELECTION, TENANT VOLUNTARILY CONSENTS TO THIS WAIVER WITH RESPECT TO THIS LEASE AND THE PROPERTY LEASED UNDER THIS LEASE. TENANT IS VOLUNTARILY AGREEING TO THE WAIVER OF CONSUMER RIGHTS PROVISION AND CONSIDERS IT BINDING AND ENFORCEABLE; NO STATEMENT OR REPRESENTATION BY LANDLORD, OR ANY ATTORNEY OR OTHER REPRESENTATIVE ACTING ON ITS BEHALF, HAS INFLUENCED OR INDUCED TENANT TO AGREE TO THE WAIVER OF CONSUMER RIGHTS PROVISION.

14.19. Construction of Lease. Tenant declares that Tenant has read and understands all parts of this Lease, including all printed parts hereof. it is agreed that, in the construction and interpretation of the terms of this Lease, the rule of construction that a document is to be construed most strictly against the party who prepared the same will not be applied, it being agreed that both parties hereto have participated in the preparation of the final form of this Lease. Wherever in this Lease provision is made for liquidated damages, it is because the parties hereto acknowledge and agree that the determination of actual damages (of which such liquidated damages are in lieu) is speculative and difficult to determine; the parties agree that liquidated damages herein are not a penalty.

14.20. Representations, Warranties and Covenants of Landlord. Landlord represents to and covenants with Tenant that:

(a) Landlord is the fee simple owner of the Property;

(b) Landlord has obtained all consents or approvals which Landlord may require from any and all third parties or governmental agencies and as needed to fulfill its obligations to Tenant under this Lease;

(c) There are no agreements, restrictions, restrictive covenants or the like, whether of record or not, to which Landlord is a party which would materially and adversely affect Tenant’s use of the Leased Premises for the Permitted Use, and Tenant’s quiet and peaceful possession thereof;

(d) As of the date of execution of this Lease, there are no mortgages or other lienholders having any interest in the Property, Building or the Leased Premises;

(e) Landlord agrees to indemnify Tenant from and against any and all loss and damage, including any court costs or reasonable attorneys’ fees, that may be incurred by Tenant on account of any failure or defect in Landlord’s title to the Leased Premises or right to enter into this Lease.

(f) Notwithstanding Tenant’s acceptance of delivery of the Leased Premises, if Tenant discovers any latent defect in the Leased Premises, which existed on the Commencement Date including, but not limited to discovery that any structural element or exterior surface is not sound and water tight, or the roof, roof covering and membrane are not water tight, or that the structural system walls, concrete slab, footings or foundations are not structurally sound, or that any system serving the Leased Premises, including the electrical and plumbing systems to the Leased Premises, are not in proper working order, Tenant shall notify Landlord and Landlord shall, provided it receives such notice within ninety (90) days of the Commencement Date, immediately repair the same, at Landlord’s sole cost and expense.

14.21. Time of Essence. With respect to all required acts of Tenant, time is of the essence of this Lease. Notwithstanding the foregoing, if the last day of any time period stated herein shall fall on a Saturday, Sunday or legal holiday, then the duration of such time period shall be extended so that it shall end on the next succeeding day which is not a Saturday, Sunday or legal holiday.

14.22. Consent and Expenses. Unless otherwise expressly stated in this Lease, any consent shall not be unreasonably withheld, conditioned or delayed, and any cost, fee or expense charged to a party shall be the actual, reasonable and documented cost, fee or expense.

14.23. Name and Address of Leased Premises. Landlord reserves the right at any time to change the name by which the Leased Premises are designated and its address, provided Landlord shall pay for all costs or expenses incurred by Tenant as a result of such name change or address change of the Leased Premises.

14.24. Taxes and Tenant’s Property. Tenant is solely liable for all taxes levied or assessed against personal property, furniture or fixtures placed by Tenant in the Leased Premises. If any such taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and if Landlord elects to pay the same or if the assessed value of Landlord’s property is increased by inclusion of personal property, furniture or fixtures placed by Tenant in the Leased Premises, and Landlord elects to pay the taxes based on such increase, Tenant shall pay Landlord upon demand that part of such taxes for which Tenant is primarily liable hereunder.

14.25. Constructive Eviction. Tenant is not entitled to claim a constructive eviction from the Leased Premises unless Tenant has first notified Landlord in writing of the condition giving rise thereto, and Landlord has failed to remedy such conditions within reasonable time after receipt of said notice.

14.26. Exhibits. All exhibits, attachments, riders and addenda referred to in this Lease are incorporated herein and made a part hereof for all intents and purposes.

ARTICLE 15.00 AMENDMENT AND LIMITATION OF WARRANTIES

15.01. Entire Agreement. IT IS EXPRESSLY AGREED, AS A MATERIAL CONSIDERATION FOR THE EXECUTION OF THIS LEASE, THAT THIS LEASE, WITH THE SPECIFIC REFERENCES TO WRITTEN EXTRINSIC DOCUMENTS, IS THE ENTIRE AGREEMENT OF THE PARTIES; THAT THERE ARE, AND WERE, NO VERBAL REPRESENTATIONS, WARRANTIES, UNDERSTANDINGS, STIPULATIONS, AGREEMENTS OR PROMISES PERTAINING TO THIS LEASE OR TO THE EXPRESSLY MENTIONED WRITTEN EXTRINSIC DOCUMENTS NOT INCORPORATED IN WRITING IN THIS LEASE.

15.02. Amendment. THIS LEASE MAY NOT BE ALTERED, WAIVED, AMENDED OR EXTENDED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY LANDLORD AND TENANT AND BY ANY MORTGAGEE AS TO THE ITEMS DESCRIBED IN SECTION 14.12.

15.03. Limitation of Warranties. LANDLORD AND TENANT EXPRESSLY AGREE THAT THERE ARE NO IMPLIED WARRANTIES OF MERCHANTABILITY, HABITABILITY, FITNESS FOR PARTICULAR PURPOSE OR OF ANY OTHER KIND ARISING OUT OF THIS LEASE, AND THERE ARE NO WARRANTIES WHICH EXTEND BEYOND THOSE EXPRESSLY SET FORTH IN THIS LEASE.

15.04. Waiver of Jury Trial. LANDLORD AND TENANT HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT NOW OR HEREAFTER EXISTS WITH REGARD TO THIS LEASE. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY LANDLORD AND TENANT, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LANDLORD OR TENANT IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

ARTICLE 16.00 OTHER PROVISIONS

16.01. Renewal Options

(a) Provided no uncured Event of Default exists at the time of notice of renewal or at the end of the Term, Tenant, but not any unaffiliated third party assignee or subtenant of Tenant, shall have the right and option to renew this Lease for two (2) additional periods of five (5) years each (each described as a “Renewal Term”), next immediately ensuing after the expiration of the initial Term of this Lease and the subsequent renewal periods by notifying Landlord in writing not less than one hundred eighty (180) days before the expiration of the immediately preceding initial Term or subsequent renewal Term of this Lease of Tenant’s intention to exercise its option to renew this Lease. In the event that Tenant so elects to extend this Lease, then, for such Renewal Term, all of the terms, covenants and conditions of this Lease shall continue to be, and shall be, in full force and effect during such extended period of the Term hereof, except for the Base Rent, which shall be escalated as described below. Should Tenant fail to give Landlord timely notice of its election to renew under this section, all remaining Renewal Options shall become null and void.

(b) For purposes of this section “Price Index” shall mean the “Consumer Price Index for All Urban Consumers (CPI-U), U.S. City Average, All Items, Base Index 1982-84=100” published by the Bureau of Labor Statistics of the United States Department of Labor.

(c) First Renewal Term. Effective as of January 1, 2017, the monthly Base Rent payable hereunder shall escalate as follows: The Price Index for September 2011 and the Price Index for November 2016 shall be determined. The product of 100% (one hundred percent) plus the percentage change between the beginning index and the ending index (“Escalation Factor”) shall be multiplied times $8,640.00 (Eight thousand, six hundred forty & xx/100 dollars), and such amount shall become the monthly Base Rent payable by Tenant for the period January 1, 2017 through December 31, 2021 (“First Renewal Term Monthly Base Rent”).

The following example illustrates the intentions of the parties hereto as to computation of the escalation of monthly Base Rent for the First Renewal Term:

Price Index Assumptions: September 2011 - 200.00;                     November 2016 - 220.00

• Monthly Base Rent for First Renewal Term is $9,504.00, calculated as follows:

(Percentage Increase = 220.0 divided by 200.0 [110.0%]) X $8,640.00 = $9,504.00

(d) Second Renewal Term. Effective as of January 1, 2022, the monthly Base Rent payable hereunder shall escalate as follows: The product of 100% (one hundred percent) plus the percentage change between the beginning index and the ending index (“Escalation Factor”) shall be multiplied times the First Renewal Term Monthly Base Rent, and such amount shall become the monthly Base Rent payable by Tenant for the period January 1, 2022 through December 31, 2026.

The following example illustrates the intentions of the parties hereto as to computation of the escalation of monthly Base Rent for the Second Renewal Term:

Price Index Assumptions: November 2016 - 220.00;                     November 2021 - 242.0

First Renewal Term Monthly Base Rent Assumption: $9,504.00

• Monthly Base Rent for Second Renewal Term is $10,454.40, calculated as follows:

(Percentage Increase 2242.0 divided by 220.0 [110.0%]) X $9,504.00 = $10,454.40

(e) If the Bureau of Labor Statistics revises the manner in which such Price Index is determined, Landlord may adjust the revised index to produce results equivalent, as nearly as possible, to those which would have been obtained if the CPI had not been so revised. If the 1982-84 average shall no longer be used as an index of 100, such change shall constitute a revision. If the CPI shall become unavailable to the public because publication is discontinued, or otherwise, Landlord will substitute therefor a comparable index based upon changes in the cost of living or purchasing power of the consumer dollar published by any other governmental agency or, if no such index shall be available then a comparable index published by a major bank or other financial institution.

(f) No subsequent adjustments or recalculations, retroactive or otherwise, shall be made to the Price Index due to any revision that may later be made to the first published figure of the Price Index for any month.

(g) Notwithstanding anything contained herein to the contrary, regardless of the results of the calculation, in no event shall the monthly Base Rent in any renewal term be less than the monthly Base Rent for the immediately preceding term.

(h) Acknowledging that the Price Index for any given month is not released until after such month’s end, Tenant shall continue to make monthly Base Rent payments to Landlord based on the monthly Base Rent for the prior Lease Year until Landlord obtains the Price Index and calculates the escalated monthly Base Rent and Tenant shall reimburse Landlord for any difference.

ARTICLE 17.00 SIGNATURES / DATE OF EXECUTION

LANDLORD:			TENANT:
OMC Investment Venture			Oxford Immunotec, Inc.
By: Vantage Properties, Ltd.,
A Texas limited partnership Managing
General Partner By: Vantage Companies,			By:	/s/ Jeff Schroeder
	A Texas Corporation		Name:	Jeff Schroeder
	General Partner		Title:	President, North America

	By:	/s/ Michael M. Caldwell
Michael M. Caldwell
Vice President

Date:	10/17/11		Date:	10/7/11

Federal Employer
Identification Number 20-8528566

Schedule I — Letter of Credit

Schedule II — Rules and Regulations

Exhibit A — Site Plan—Leased Premises

Exhibit B — Tenant Improvements Plans and Specifications

Exhibit C — Open Lab Area

SCHEDULE I

Letter of Credit

BANK OF AMERICA—CONFIDENTIAL	PAGE: 1

DATE:

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER.

ISSUING BANK
BANK OF AMERICA, N.A.
ONE FLEET WAY
PA6-580-02-30
SCRANTON, PA 18507-1999

BENEFICIARY	APPLICANT
OMC INVESTMENT VENTURE	OXFORD IMMUNOTEC, INC
P.O. BOX 178847	2 MOUNT ROYAL AVE
MEMPHIS, TN 38187-0847	SUITE 100
MARLBOROUGH, MA 01752

AMOUNT

NOT EXCEEDING USD 358,600.00

NOT EXCEEDING THREE HUNDRED FIFTY EIGHT THOUSAND SIX HUNDRED AND 00/100’S US DOLLARS

EXPIRATION

DECEMBER, 31, 2012 AT OUR COUNTERS

WE HEREBY ISSUE THIS IRREVOCABLE LETTER OF CREDIT NO.                      IN YOUR FAVOR, FOR THE ACCOUNT OF APPLICANT, FOR UP TO AN AGGREGATE AMOUNT OF USD 358,600.00 AVAILABLE BY YOUR DRAFT(S) DRAWN ON US AT SIGHT, ACCOMPANIED BY THE FOLLOWING:

1.	THE ORIGINAL LETTER OF CREDIT AND ALL AMENDMENTS THERETO, IF ANY.

2.	A DATED STATEMENT SIGNED BY AN AUTHORIZED OFFICER OF THE BENEFICIARY ON BENEFICIARY’S LETTERHEAD READING AS FOLLOWS:

QUOTE

WE DRAW IN THE AMOUNT OF                      DUE TO A DEFAULT THAT HAS OCCURRED UNDER THAT CERTAIN STANDARD COMMERCIAL LEASE BETWEEN BENEFICIARY (AS LANDLORD) AND APPLICANT (AS TENANT) DATED SEPT, 2011 (THE LEASE) AND ALL APPLICABLE NOTICE AND CURE PERIODS SET FORTH IN THE LEASE HAVE EXPIRED WITHOUT CURE.

UNQUOTE

THE AMOUNT DRAWABLE UNDER THIS LETTER OF CREDIT MAY BE DRAWN IN WHOLE OR IN PART, FROM TIME TO TIME.

IT IS A CONDITION OF THIS LETTER OF CREDIT THAT IT IS DEEMED TO BE AUTOMATICALLY EXTENDED WITHOUT AMENDMENT FOR PERIOD (S) OF ONE YEAR EACH FROM THE CURRENT EXPIRY DATE HEREOF, OR ANY FUTURE EXPIRATION DATE, UNLESS AT LEAST THIRTY (30) DAYS PRIOR TO ANY EXPIRATION DATE, WE NOTIFY YOU BY REGISTERED MAIL OR OVERNIGHT COURIER AT THE ABOVE LISTED ADDRESS THAT WE ELECT NOT TO CONSIDER THIS LETTER OF CREDIT.

THIS IS AN INTEGRAL PART OF LETTER OF CREDIT NUMBER:

EXTENDED FOR ANY SUCH ADDITIONAL PERIOD.

IT IS A CONDITION OF THIS LETTER OF CREDIT THAT THE AMOUNT AVAILABLE HEREUNDER SHALL BE AUTOMATICALLY REDUCED, WITHOUT AMENDMENT, ACCORDING TO THE FOLLOWING SCHEDULE:

DATE	REDUCTION AMOUNT		AVAILABLE AMOUNT
JANUARY 1, 2013	USD	72,000,00	USD	286,600.00
JANUARY 1, 2014	USD	87,000,00	USD	199,600.00
JANUARY 1, 2015	USD	145,700.00	USD	53,900.00

HOWEVER, IN THE EVENT THAT A DRAWING(S) EFFECTED HEREUNDER SHOULD, AT THE TIME OF SUCH DRAWING, REDUCE THE ACTUAL AVAILABLE AMOUNT HEREUNDER BELOW THAT AMOUNT AVAILABLE AS SHOWN IN THE ABOVE SCHEDULE, THEN THE AMOUNT AVAILABLE HEREUNDER SHALL REMAIN AT THE THEN CURRENT AVAILABLE AMOUNT, IRRESPECTIVE OF THE ABOVE SCHEDULE, UNTIL SUCH TIME THAT THE THEN CURRENT AVAILABLE AMOUNT SHALL EXCEED THE CORRESPONDING AMOUNT PER THE ABOVE SCHEDULE.

THIS LETTER OF CREDIT IS TRANSFERABLE IN FULL AND NOT IN PART. ANY TRANSFER MADE HEREUNDER MUST CONFORM STRICTLY TO THE TERMS HEREOF AND TO THE CONDITIONS OF RULE 6 OF THE INTERNATIONAL STANDBY PRACTICES (ISP98) FIXED BY THE INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 590. SHOULD YOU WISH TO EFFECT A TRANSFER UNDER THIS CREDIT, SUCH TRANSFER WILL BE SUBJECT TO THE RETURN TO US OF THE ORIGINAL CREDIT INSTRUMENT, ACCOMPANIED BY OUR FORM OF TRANSFER, PROPERLY COMPLETED AND SIGNED BY AN AUTHORIZED SIGNATORY OF YOUR FIRM, BEARING YOUR BANKERS STAMP AND SIGNATURE AUTHENTICATION AND PAYMENT OF OUR TRANSFER FEE, SUCH TRANSFER FORM IS AVAILABLE UPON REQUEST.

DRAFT(S) MUST STATE ‘DRAWN UNDER OF BANK OF AMERICA, N.A. STANDBY LETTER OF CREDIT NUMBER              DATED                     .

DRAFT(S) AND DOCUMENTS MAY BE PRESENTED AT OUR OFFICES AT BANK OF AMERICA, N.A., 1 FLEET WAY, SCRANTON, PA 18507-1999, ATTN: GLOBAL TRADE OPERS.—STANDBY UNIT.

EXCEPT AS SPECIFICALLY STATED HEREIN, THE OBLIGATION OF THE ISSUING BANK TO MAKE PAYMENTS IN ACCORDANCE WITH THIS LETTER OF CREDIT IS AND UNCONDITIONAL.

THIS CREDIT IS ISSUED SUBJECT TO THE INTERNATIONAL STANDBY PRACTICES (ISP98), INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 590.

IF YOU REQUIRE ANY ASSISTANCE OR HAVE ANY QUESTIONS REGARDING THIS TRANSACTION, PLEASE CALL 1-800-370-7519 OPT 1.

THIS IS AN INTEGRAL PART OF LETTER OF CREDIT NUMBER:

AUTHORIZED SIGNATURE

THIS DOCUMENT CONSISTS OF 3 PAGES

SCHEDULE II

Rules and Regulations

1.	Landlord agrees to furnish Tenant all necessary initial keys and locks without charge. Additional keys will be furnished at a nominal charge. Tenant shall not change locks or install additional locks on doors without prior written consent of Landlord. Tenant shall not make or cause to be made duplicates of keys procured from Landlord without prior approval of Landlord. All keys to Leased Premises shall be surrendered to Landlord upon the expiration or earlier termination of this Lease.

2.	Tenant will refer all contractors, contractor’s representatives and installation technicians rendering any service on or to the Leased Premises for Tenant to Landlord for Landlord’s approval before performance of any contractual service. Tenant’s contractors and installation technicians shall comply with Landlord’s rules and regulations pertaining to construction and installation. This provision shall apply to all work performed on or about the Leased Premises, including installation of telephones, satellite equipment, telegraph equipment, electrical devices and attachments and installations of any nature affecting roofs, floors, walls, woodwork, trim, windows, ceilings and equipment or any other physical portion of the Leased Premises.

3.	Tenant shall not at any time occupy any part of the Leased Premises as sleeping or lodging quarters.

4.	Tenant shall not place, install or operate on the Leased Premises any engine, stove or machinery, or conduct mechanical operations or cook thereon or therein (with the exception of microwave ovens for preparation of meals during work hours), or place or use in or about the Leased Premises any explosives, gasoline, kerosene, oil, acids, caustics, or any flammable, explosive or hazardous material without written consent of Landlord.

5.	Landlord will not be responsible for lost, stolen or damaged personal property, equipment, money or jewelry from the Leased Premises regardless of whether such loss occurs when the area is locked against entry or not.

6.	No dogs, cats, fowl, or other animals shall be brought into or kept in or about the Leased.

7.	Employees of Landlord shall not receive or carry messages for or to any Tenant or other person or contract with or render free or paid services to any Tenant or to any of Tenant’s agents, employees or invitees.

8.	None of the parking, truck courts or truck loading areas, recreation or lawn areas, entries, exits, passages, doors, sidewalks, stairways or landings shall be blocked or obstructed or any rubbish, litter, trash, pallets, or material of any nature placed, emptied or thrown into these areas or such area used by Tenant’s agents, employees or invitees at any time for purposes inconsistent with their designation by Landlord. It shall be the responsibility of Tenant, at its sole cost and expense, to provide trash removal or dumpster service. All dumpsters shall be placed in areas designated by Landlord.

9.	The water closets and other water fixtures shall not be used for any purpose other than those for which they were constructed, and any damage resulting to them from misuse, including improper disposal of any materials, or by the defacing or injury of any part of the Leased Premises shall be borne by the person who shall occasion it. No person shall waste water by interfering with the faucets or otherwise.

10.	Tenant and its employees, agents and invitees shall park their vehicles only in those parking areas designated by Landlord. Tenant shall not leave any vehicle in a state of disrepair (including without limitation, flat tires, out of date inspection stickers or license plates) on the Leased Premises. If Tenant or its employees, agents or invitees park their vehicles in areas other than the designated parking areas or leave any vehicle in a state of disrepair, Landlord, (i) after giving written notice to Tenant of such violation or (ii) placing notice of such violation on such vehicle, shall have the right to remove such vehicles at Tenant’s expense.

11.	Parking in a parking area shall be in compliance with all parking rules and regulations established by Landlord from time to time, including any sticker or other identification system established by Landlord. Failure to observe the rules and regulations shall subject the vehicle in violation of the parking rules and regulations to removal. Removal of a vehicle shall not create any liability on Landlord or be deemed to interfere with Tenant’s right to possession of its Leased Premises. Vehicles must be parked entirely within the stall lines and all directional signs, arrows and posted speed limits must be observed. Parking is prohibited in areas not striped for parking, in aisles, where “No Parking” signs are posted, on ramps, in cross hatched areas, and in other areas as may be designated by Landlord. Every person is required to park and lock his vehicle. All responsibility for damage to vehicles or persons is assumed by the owner of the vehicle or its driver. Servicing, repairing or washing vehicles in parking areas of the Leased Premises is prohibited. No parking of boats, trailers, campers, recreational vehicles or similar vehicles of any kind will be permitted in parking areas of the Leased Premises.

12.	Movement in or out of the Leased Premises of furniture or office supplies and equipment, or dispatch or receipt by Tenant of any merchandise or materials shall be done in such a manner as to not block or hinder the flow of vehicular traffic. Tenant assumes, and shall indemnify Landlord against, all risks and claims of damage to persons and properties arising in connection with any said movement.

13.	Tenant shall not lay floor covering within the Leased Premises without written approval of the Landlord. The use of cement or other similar adhesive materials not easily removed with water is expressly prohibited.

14.	It is Landlord’s desire to maintain in the Leased Premises the highest standard of dignity and good taste consistent with comfort and convenience for Tenant. Any action or condition not meeting this high standard should be reported directly to Landlord. Your cooperation will be mutually beneficial and sincerely appreciated. Landlord reserves the right to make such other and further reasonable rules and regulations as in its judgment may from time to time be necessary, for the safety, care and cleanliness of the Leased Premises and for the preservation of good order therein.

15.	Tenant will not be permitted to place or install any types of signs, displays, banners or materials of any kind on the glass, roofs, exterior walls, or doors of the Leased Premises without the Landlord’s express written consent.

16.	Tenant will not be permitted to display any merchandise or promotional items of any kind on the sidewalk, parking lot, lawn areas, entries, exits, loading areas, or any other areas other than within the interior walls of the Leased Premises without Landlord’s express written consent.

IN THE EVENT ANY OF THE TERMS OF THE RULES AND REGULATION CONFLICT WITH ANY OF THE TERMS OF THE LEASE, THE TERMS OF THE LEASE SHALL CONTROL.

EXHIBIT A

Site Plan—Leased Premises

EXHIBIT B

Tenant Improvement Plans & Specifications

Oxford Immunotec

Project No. 11023

Issued for Design Development 09.20.11

5846 Distribution Drive

Memphis, TN 38141

ahp Architects, Inc.

20 Chelmsford Street

Chelmsford, MA 01824

Client

Oxford Immunotec

2 Mount Royal Ave.

Marlborough, MA 01752

EXHIBIT C

Open Lab Area

(Highlighted in Yellow)

ACKNOWLEDGMENTS FOR LANDLORD AND TENANT

LANDLORD:

STATE OF TENNESSEE	)
) ss.
COUNTY OF SHELBY	)

BEFORE ME, the undersigned Notary Public in and for the State and County aforesaid, duly commissioned and qualified, personally appeared Michael M. Caldwell with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence) who, upon oath, acknowledged himself to be the Vice President of Vantage Companies, a Texas corporation, the within named bargainor, and that he as such Vice President, being duly authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself as such Vice President.

WITNESS my hand and Official Seal at this 17 day of October 2011

/s/ Notary Public
Notary Public

My Commission Expires: 8/8/12

TENANT:

STATE OF MASSACHUSETTS	)
) ss.
COUNTY OF MIDDLESEX	)

BEFORE ME, the undersigned Notary Public in and for the State and County aforesaid, duly commissioned and qualified, personally appeared Jeff Schroeder with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence) who, upon oath, acknowledged himself to be the President of Oxford Immunotec, Inc., the within named bargainor, a Delaware corporation, and that he as such (Officer) President, being duly authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself as such President.

WITNESS my hand and Official Seal at this 7th day of October 2011

/s/ Notary Public
Notary Public

My Commission Expires: March 22, 2013

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